UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
____________________________________________

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
Facebook, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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1601 Willow Road
Menlo Park, California 94025
March 31, 2014
To Our Stockholders:
You are cordially invited to attend the 2014 Annual Meeting of Stockholders (Annual Meeting) of Facebook, Inc. to be held at the Sofitel San Francisco Bay, located at 223 Twin Dolphin Drive, Redwood City, California 94065, on May 22, 2014, at 11:00 a.m. Pacific Time.
The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.
You may cast your vote over the Internet, by telephone, or by completing and returning the enclosed proxy card in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.
We look forward to seeing you at the meeting.
Mark Zuckerberg
Chairman and Chief Executive Officer
Menlo Park, California
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 22, 2014: THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT
www.proxyvote.com

Facebook, Inc.
1601 Willow Road
Menlo Park, California 94025
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2014

To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders of Facebook, Inc. will be held at the Sofitel San Francisco Bay, located at 223 Twin Dolphin Drive, Redwood City, California 94065, on May 22, 2014, at 11:00 a.m. Pacific Time, for the following purposes:
1.    To elect eight directors, all of whom are currently serving on our board of directors, each to serve until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal.
Marc L. Andreessen
Erskine B. Bowles
Susan D. Desmond-Hellmann
Donald E. Graham
Reed Hastings
Sheryl K. Sandberg
Peter A. Thiel
Mark Zuckerberg
2.    To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.
3.    To consider and vote upon five stockholder proposals, if properly presented.
4.    To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this Notice.
Only stockholders of record at the close of business on March 24, 2014 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.
By Order of the Board of Directors,
Mark Zuckerberg
Chairman and Chief Executive Officer
Menlo Park, California
Whether or not you expect to attend the Annual Meeting, please vote via the Internet, by telephone, or complete, date, sign, and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

Facebook, Inc.
1601 Willow Road
Menlo Park, California 94025
PROXY STATEMENT
March 31, 2014
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	What are proxy materials?
The accompanying proxy is delivered and solicited on behalf of the board of directors of Facebook, Inc., a Delaware corporation, in connection with the 2014 Annual Meeting of Stockholders (Annual Meeting) to be held at the Sofitel San Francisco Bay, located at 223 Twin Dolphin Drive, Redwood City, California 94065, on May 22, 2014, at 11:00 a.m. Pacific Time. The Notice of Internet Availability of Proxy Materials (Notice) and proxy statement and form of proxy are being distributed and made available on the Internet on or about April 7, 2014. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under Securities and Exchange Commission (SEC) rules, and is designed to assist you in voting your shares. The proxy materials include our proxy statement for the Annual Meeting, an annual report to stockholders, including our Annual Report on Form 10-K, for the year ended December 31, 2013 (Annual Report), and the proxy card or a voting instruction card for the Annual Meeting.

2.	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
In accordance with the SEC rules, we may furnish proxy materials, including this proxy statement and our Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Accordingly, we are sending the Notice to our stockholders of record and beneficial owners as of March 24, 2014, which is the record date.

3.	How can I access the proxy materials over the Internet?
The Notice and proxy card or voting instruction card will contain instructions on how to view the proxy materials on the Internet, vote your shares on the Internet, and request electronic delivery of future proxy materials. An electronic copy of this proxy statement and Annual Report are available at www.proxyvote.com.
Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you, and will reduce the environmental impact of printing and mailing these materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

4.	I share an address with another stockholder. Why did we receive only one copy of the proxy materials and how may I obtain an additional copy of the proxy materials?
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for a Notice of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” is intended to provide extra convenience for stockholders and cost savings for companies.
A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, please notify your broker. Stockholders who have multiple accounts in their names or who share an address with other stockholders can request “householding” and authorize your broker to discontinue mailings of multiple annual reports and proxy statements by contacting your broker.

5.	What items of business will be voted on at the Annual Meeting?
The items of business scheduled to be voted on at the Annual Meeting are:

•	Proposal One: the election of eight directors;

•	Proposal Two: the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

•	Proposal Three: a stockholder proposal regarding change in stockholder voting;

•	Proposal Four: a stockholder proposal regarding lobbying expenditures;

•	Proposal Five: a stockholder proposal regarding political contributions;

•	Proposal Six: a stockholder proposal regarding childhood obesity and food marketing to youth; and

•	Proposal Seven: a stockholder proposal regarding an annual sustainability report.
The five stockholder proposals (Proposals Three through Seven) are hereinafter referred to as the Stockholder Proposals. Other than the seven proposals described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting.

6.	How does the board of directors recommend I vote on these proposals?

•	“FOR” the election of each director nominee;

•	“FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

•	“AGAINST” each of the five Stockholder Proposals (Proposals Three through Seven).

7.	Who is entitled to vote at the Annual Meeting?
Only holders of record of our Class A common stock and Class B common stock at the close of business on March 24, 2014, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on March 24, 2014, we had 1,991,090,546 shares of Class A common stock outstanding and 572,806,544 shares of Class B common stock outstanding and entitled to vote. Holders of our Class A common stock are entitled to one vote for each share held as of the above record date. Holders of our Class B common stock are entitled to ten votes for each share held as of the above record date. Holders of our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement. A quorum is required for our stockholders to conduct business at the Annual Meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as a single class) entitled to vote are present at the Annual Meeting in person or represented by proxy. Dissenters' rights are not applicable to any of the matters being voted upon at the Annual Meeting.
Registered Stockholders. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (Computershare), you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.
Beneficial Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and the Notice was forwarded to you by your broker or nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker's procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

8.	What votes are required to approve each of the proposals?
For Proposal One, directors will be elected by a plurality of the votes of the shares of our Class A common stock and Class B common stock (voting together as a single class) present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the eight nominees receiving the highest number of affirmative votes will be elected.
Approval of Proposals Two through Seven requires the affirmative “FOR” vote of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as a single class) properly cast "FOR" or "AGAINST" such proposal.

9.	How are broker non-votes and abstentions counted?
A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have discretionary authority to vote on the matter and has not received voting instructions from its clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will only have discretion to vote your shares on “routine” matters. Where a proposal is not “routine,” a broker who has not received instructions from its clients does not have discretion to vote its clients' uninstructed shares on that proposal. At our Annual Meeting, only Proposal Two (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Your broker will therefore not have discretion to vote on the following “non-routine” matters absent direction from you: the election of directors and each of the five Stockholder Proposals.
Broker non-votes and abstentions by stockholders from voting (including brokers holding their clients' shares of record who cause abstentions to be recorded) will be counted towards determining whether or not a quorum is present. However, because broker non-votes and abstentions are not voted affirmatively or negatively, they will have no effect on the approval of any of the proposals, except where brokers may exercise their discretion on routine matters, as discussed above.

10.	Can I vote in person at the Annual Meeting?
For stockholders with shares registered in the name of a brokerage firm or bank or other similar organization, you will need to obtain a legal proxy from the broker, bank, or other nominee that holds your shares before you can vote your shares in person at the Annual Meeting. For stockholders with shares registered directly in their names with Computershare, you may vote your shares in person at the Annual Meeting.

11.	What do I need to do to attend the Annual Meeting in person?
Space for the Annual Meeting is limited. Therefore, admission will be on a first-come, first-served basis. Registration will open at 9:00 a.m. Pacific time and the Annual Meeting will begin at 11:00 a.m. Pacific Time. Each stockholder should be prepared to present:

1.	Valid government photo identification, such as a driver's license or passport; and

2.
Beneficial stockholders holding their shares through a broker, bank, trustee, or other nominee will need to bring proof of beneficial ownership as of March 24, 2014, the record date, such as their most recent account statement reflecting their stock ownership prior to March 24, 2014, a copy of the voting instruction card provided by their broker, bank, trustee, or other nominee, or similar evidence of ownership.

Use of cameras, recording devices, computers, and other electronic devices, such as smart phones and tablets, will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting.
Please allow ample time for check-in. Parking is limited. Please consider using public transportation. For security reasons, stockholders should be prepared to pass through metal detectors prior to entering the Annual Meeting. Please note that large bags and packages will not be allowed at the Annual Meeting. Persons will be subject to search.

12.	Can I vote by telephone or Internet?
For beneficial stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program that offers telephone and Internet voting options. Stockholders should refer to the voting instruction form provided by their brokerage firm or bank for instructions on the voting methods they offer. Registered stockholders with shares registered directly in their names with Computershare will also be able to vote using the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with Computershare, you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly.
The Notice provides information on how to access the proxy, which contains instructions on how to vote via the Internet or by telephone.

13.	How will my proxy be voted?
The proxy accompanying this proxy statement is solicited on behalf of our board of directors for use at the Annual Meeting. Stockholders are requested to complete, date, and sign the accompanying proxy and promptly return it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be voted in accordance with the recommendation of our board of directors set forth in this proxy statement: in the case of the election of directors, as a vote “for” the election of all nominees presented by the board of directors; in the case of the ratification of Ernst & Young LLP as our independent registered public accounting firm, as a vote “for” such ratification; and in the case of each of the five Stockholder Proposals, as a vote “against” such proposal. In the event that sufficient votes for the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting, provided a quorum is present.

14.	How do I change or revoke my proxy?
Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring a legal proxy to the Annual Meeting.

15.	Who will tabulate the votes?
We have designated a representative of the Veaco Group as the Inspector of Elections who will tabulate the votes.

16.	How can I make proposals or make a nomination for director for next year's annual meeting?
You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our amended and restated bylaws, as applicable. In order for a stockholder proposal or nomination for director to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of stockholders to be held in 2015, the proposal or nomination must be received by us at our principal executive offices no later than December 1, 2014. Stockholders wishing to bring a proposal or nominate a director before the annual meeting to be held in 2015 (but not include it in our proxy materials) must provide written notice of such proposal to our Secretary at our principal executive offices between January 22, 2015 and February 21, 2015 and comply with the other provisions of our amended and restated bylaws.

17.	Who pays for the expenses of solicitation?
The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by us. Following the original mailing of the proxies and other soliciting materials, we or our agents may also solicit proxies in person, by telephone, or email. Following the original mailing of the proxies and other soliciting materials, we will request that banks, brokers, custodians, nominees, and other record holders of our Class A common stock and Class B common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Class A common stock and Class B common stock and request authority for the exercise of proxies. We will reimburse banks, brokers, custodians, nominees, and other record holders for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.
Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, which must be borne by the stockholder.
* * *

EXECUTIVE OFFICERS, DIRECTORS, AND CORPORATE GOVERNANCE
The following table provides information regarding our executive officers and directors as of February 28, 2014:

Name	Age	Position(s)
Mark Zuckerberg	29	Chairman and Chief Executive Officer
Sheryl K. Sandberg	44	Chief Operating Officer and Director
David A. Ebersman	44	Chief Financial Officer
David B. Fischer	41	Vice President, Business and Marketing Partnerships
Mike Schroepfer	39	Chief Technology Officer and Vice President, Engineering
Colin S. Stretch	44	Vice President, General Counsel, and Secretary
Marc L. Andreessen (1)(3)	42	Director
Erskine B. Bowles (1)	68	Director
Susan D. Desmond-Hellmann (1)	56	Director
Donald E. Graham* (2)(3)	68	Director
Reed Hastings (2)(3)	53	Director
Peter A. Thiel (2)	46	Director
__________________________________________

*	Lead Independent Director

(1)	Member of the audit committee

(2)	Member of the compensation committee

(3)	Member of the governance committee

Mark Zuckerberg is our founder and has served as our Chief Executive Officer (CEO) and as a member of our board of directors since July 2004. Mr. Zuckerberg has served as Chairman of our board of directors since January 2012. Mr. Zuckerberg attended Harvard University where he studied computer science. We believe that Mr. Zuckerberg should serve as a member of our board of directors due to the perspective and experience he brings as our founder, Chairman, and CEO, and as our largest and controlling stockholder.
Sheryl K. Sandberg has served as our Chief Operating Officer (COO) since March 2008 and as a member of our board of directors since June 2012. From November 2001 to March 2008, Ms. Sandberg served in various positions at Google, Inc., most recently as Vice President, Global Online Sales & Operations. Ms. Sandberg also is a former Chief of Staff of the U.S. Treasury Department and previously served as a consultant with McKinsey & Company, a management consulting company, and as an economist with The World Bank. In addition to serving as our COO, Ms. Sandberg has been a member of the board of directors of the Walt Disney Company since December 2009. Ms. Sandberg previously served as a member of the board of directors of Starbucks Corporation from March 2009 to March 2012. Ms. Sandberg holds an A.B. in economics from Harvard University and an M.B.A. from Harvard Business School. We believe that Ms. Sandberg should serve as a member of our board of directors due to the perspective and experience she brings as our COO.
David A. Ebersman has served as our Chief Financial Officer (CFO) since September 2009. Prior to joining us, Mr. Ebersman served in various positions at Genentech, Inc., a biotechnology company, including as its Chief Financial Officer from March 2005 and as an Executive Vice President from January 2006 until April 2009. Prior to joining Genentech, Mr. Ebersman was a research analyst at Oppenheimer & Company, Inc., an investment company. In addition to serving as our CFO, Mr. Ebersman has been a member of the board of directors of Ironwood Pharmaceuticals, Inc. since July 2009 and of Castlight Health, Inc. since July 2011. Mr. Ebersman holds an A.B. in economics and international relations from Brown University.
David B. Fischer has served in various positions with us since April 2010, most recently as our Vice President, Business and Marketing Partnerships. From July 2002 to March 2010, Mr. Fischer served in various positions at Google, including most recently as its Vice President, Global Online Sales & Operations. Prior to joining Google, Mr. Fischer served as Deputy Chief of Staff of the U.S. Treasury Department and was an associate editor at the U.S. News & World Report, L.P., a news magazine company. Mr. Fischer holds a B.A. in government from Cornell University and an M.B.A. from the Stanford University Graduate School of Business.

Mike Schroepfer has served as our Chief Technology Officer (CTO) since March 2013 and as our Vice President, Engineering since September 2008. From December 2005 to August 2008, Mr. Schroepfer served as Vice President of Engineering at Mozilla Corporation, an Internet company. Prior to Mozilla, Mr. Schroepfer served in various positions at Sun Microsystems, Inc., an information technology company, including as Chief Technology Officer of its data center automation division. He also co-founded CenterRun, Inc., a developer of application provisioning software, which was acquired by Sun Microsystems. In addition to serving as our CTO and Vice President, Engineering, Mr. Schroepfer previously served as a member of the board of directors of Ancestry.com Inc. from January 2011 to December 2012. Mr. Schroepfer holds a B.S. and an M.S. in computer science from Stanford University.
Colin S. Stretch has served as our Vice President, General Counsel, and Secretary since July 2013. Mr. Stretch first joined us in February 2010 as Deputy General Counsel. From 2002 to 2010, Mr. Stretch was a partner at Kellogg Huber Hansen Todd Evans & Figel, PLCC, a law firm. Earlier in his career, Mr. Stretch served as a law clerk for U.S. Supreme Court Justice Stephen Breyer and for Judge Laurence Silberman of the U.S. Court of Appeals for the D.C. Circuit. Mr. Stretch holds an A.B. in Government from Dartmouth College and a J.D. from Harvard Law School.
Marc L. Andreessen has served as a member of our board of directors since June 2008. Mr. Andreessen is a co-founder and has been a General Partner of Andreessen Horowitz, a venture capital firm, since July 2009. Previously, Mr. Andreessen co-founded and served as the Chairman of the board of directors of Opsware, Inc. (formerly known as Loudcloud Inc.), a software company. He also served as Chief Technology Officer of America Online, Inc., an Internet services company. Mr. Andreessen was a co-founder of Netscape Communications Corporation, a software company, serving in various positions, including Chief Technology Officer and Executive Vice President of Products. In addition to serving on our board of directors, Mr. Andreessen currently serves as a member of the boards of directors of eBay Inc., the Hewlett-Packard Company and several private companies. Mr. Andreessen holds a B.S. in computer science from the University of Illinois at Urbana-Champaign. We believe that Mr. Andreessen should serve as a member of our board of directors due to his extensive experience as an Internet entrepreneur, venture capitalist, and technologist.
Erskine B. Bowles has served as a member of our board of directors since September 2011. Mr. Bowles is President Emeritus of the University of North Carolina and served as President from January 2006 through December 2010. Mr. Bowles has also been a Senior Advisor of BDT Capital Partners, LLC, a private investment firm, since January 2012. From February 2010 until December 2010, he served as Co-Chair of the National Commission on Fiscal Responsibility and Reform. Mr. Bowles has been a Senior Advisor since 2001 and was Managing Director from 1999 to 2001 of Carousel Capital LLC, a private investment firm. He was also a partner of Forstmann Little & Co., an investment firm, from 1999 to 2001. Mr. Bowles began his career in corporate finance at Morgan Stanley & Co. LLC and subsequently helped found and ultimately served as Chairman and Chief Executive Officer of Bowles Hollowell Connor & Co., an investment banking firm. He also was a founder of Kitty Hawk Capital, a venture capital firm. Mr. Bowles served as White House Chief of Staff from 1996 to 1998 and Deputy White House Chief of Staff from 1994 to 1995. In addition to serving on our board of directors, Mr. Bowles currently serves as a member of the boards of directors of Morgan Stanley, Belk, Inc., and Norfolk Southern Corporation. Mr. Bowles also served as a member of the board of directors of General Motors Company from June 2005 to April 2009 and Cousins Properties Incorporated from August 2003 to May 2012. Mr. Bowles holds a B.S. in business from the University of North Carolina at Chapel Hill and an M.B.A. from Columbia University Graduate School of Business. We believe that Mr. Bowles should serve as a member of our board of directors due to his extensive experience in the financial services industry and academia as well as his distinguished public service.
Susan D. Desmond-Hellmann has served as a member of our board of directors since March 2013. Dr. Desmond-Hellmann is Chancellor and Arthur and Toni Rembe Rock Distinguished Professor, University of California, San Francisco (UCSF), where she has served since August 2009. Dr. Desmond-Hellmann stepped down from her position at UCSF on March 31, 2014 and will become Chief Executive Officer of The Gates Foundation on May 1, 2014. From 2004 through 2009, Dr. Desmond-Hellmann served as President of Product Development at Genentech, where she was responsible for pre-clinical and clinical development, business development, and product portfolio management. She joined Genentech in 1995. Prior to joining Genentech, Dr. Desmond-Hellmann was associate director of clinical cancer research at Bristol-Myers Squibb Pharmaceutical Research Institute. In addition to serving on our board of directors, Dr. Desmond-Hellmann currently serves as a member of the board of directors of The Procter & Gamble Company. Dr. Desmond-Hellmann holds a B.S. in Pre-Med and an M.D. from the University of Nevada, Reno, and an M.P.H. from the University of California, Berkeley. We believe Dr. Desmond-Hellmann should serve as a member of our board of directors due to her extensive leadership and technology experience.
Donald E. Graham has served as a member of our board of directors since March 2009. Mr. Graham has served as the Chief Executive Officer of Graham Holdings Company (formerly, The Washington Post Company), an education and media company, since 1991 and as Chairman of its board of directors since 1993. Mr. Graham holds an A.B. in English history and literature from Harvard University. We believe that Mr. Graham should serve as a member of our board of directors due to his extensive experience in the media industry, including serving in a variety of senior leadership roles with Graham Holdings Company.

Reed Hastings has served as a member of our board of directors since June 2011. Mr. Hastings has served as the Chief Executive Officer and Chairman of the board of directors of Netflix, Inc., a provider of an Internet subscription service for movies and television shows, since 1999. Prior to Netflix, Mr. Hastings served as Chief Executive Officer of Technology Network, a political service organization for the technology industry. Mr. Hastings served as Chief Executive Officer of Pure Atria Software, a maker of software development tools, from 1991 until it was acquired by Rational Software Corporation in 1997. Mr. Hastings previously served as a member of the board of directors of Microsoft Corporation from March 2007 to November 2012. Mr. Hastings holds a B.A. in mathematics from Bowdoin College and an M.S.C.S. in computer science from Stanford University. We believe that Mr. Hastings should serve as a member of our board of directors due to his extensive experience with technology companies.
Peter A. Thiel has served as a member of our board of directors since April 2005. Mr. Thiel has served as President of Thiel Capital, an investment firm, since 2011, a Partner of Founders Fund, a venture capital firm, since 2005, and President of Clarium Capital Management, a global macro investment manager, since 2002. In 1998, Mr. Thiel co-founded PayPal, Inc., an online payment company, where he served as Chief Executive Officer, President, and Chairman of its board of directors from 2000 until its acquisition by eBay in 2002. Mr. Thiel holds a B.A. in Philosophy from Stanford University and a J.D. from Stanford Law School. We believe that Mr. Thiel should serve as a member of our board of directors due to his extensive experience as an entrepreneur and venture capitalist, and as one of our early investors.
Executive Officers
Our executive officers are designated by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.
Board of Directors
Our board of directors may establish the authorized number of directors from time to time by resolution. The current authorized number of directors is eight. Our current directors, if elected, will continue to serve as directors until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal.
Our board of directors held seven meetings during 2013. The board of directors also acted eleven times by unanimous written consent. No member of our board of directors attended fewer than 75% of the aggregate of the total number of meetings of the board of directors (held during the period for which he or she was a director) and the total number of meetings held by all committees of the board of directors on which such director served (held during the period that such director served). Members of our board of directors are invited and encouraged to attend each annual meeting of stockholders.
Board Leadership Structure
Mark Zuckerberg, our founder and CEO, serves as Chairman of our board of directors and presides over meetings of the board of directors, and holds such other powers and carries out such other duties as are customarily carried out by the Chairman of our board of directors. Mr. Zuckerberg brings valuable insight to our board of directors due to the perspective and experience he brings as our founder and CEO, and as our largest and controlling stockholder. Mr. Graham serves as our Lead Independent Director and presides over portions of regularly scheduled meetings at which only our independent directors are present, serves as a liaison between the Chairman and the independent directors, and performs such additional duties as the board of directors may otherwise determine and delegate. Mr. Graham is also chair of our compensation committee and a member of our governance committee. Generally, every regular meeting of our board of directors includes a meeting of our independent directors without management present.
Controlled Company Status
Because Mr. Zuckerberg controls a majority of our outstanding voting power, we are a “controlled company” under the corporate governance rules of the NASDAQ Stock Market LLC (NASDAQ). Therefore, we are not required to have a majority of our board of directors be independent, nor are we required to have a compensation committee or an independent nominating function. In light of our status as a controlled company, our board of directors has determined not to have an independent nominating function and to have the full board of directors be directly responsible for nominating members of our board.

Director Independence
The rules of NASDAQ generally require that a majority of the members of a listed company's board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company's audit, compensation, and governance committees be independent. Although we are a “controlled company” under the corporate governance rules of NASDAQ and, therefore, are not required to comply with certain rules requiring director independence, we have nevertheless opted, under our Corporate Governance Guidelines, to have a majority of the members of our board of directors be independent and to have compensation and governance committees comprised solely of independent directors.
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (Exchange Act). In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.
Our board of directors has determined that none of our non-employee directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of NASDAQ. Our board of directors has also determined that Messrs. Andreessen and Bowles, and Dr. Desmond-Hellmann, who comprise our audit committee, Messrs. Graham, Hastings, and Thiel, who comprise our compensation committee, and Messrs. Andreessen, Graham, and Hastings, who comprise our governance committee, satisfy the independence standards for those committees established by applicable SEC rules, NASDAQ rules and applicable rules of the Internal Revenue Code of 1986, as amended (Code).
Classified Board
So long as the outstanding shares of our Class B common stock represent a majority of the combined voting power of common stock, we will not have a classified board of directors, and all directors will be elected for annual terms. As of the close of business on March 24, 2014, the outstanding shares of Class B common stock represented a majority of the combined voting power of our common stock.
However, our restated certificate of incorporation and our amended and restated bylaws provide that when the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of common stock, we will have a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. At such time, our directors will be assigned by the then-current board of directors to a class. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director's term continues until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal.
In addition, when the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of our common stock and we have a classified board, only our board of directors may fill vacancies on our board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.
The classification of our board of directors, if implemented, may have the effect of delaying or preventing changes in our control or management.
Board Committees
Our board of directors has established an audit committee, a compensation committee, and a governance committee, each of which have the composition and responsibilities described below. Members serve on these committees until their resignations or until otherwise determined by our board of directors. Each of these committees has a written charter. Current copies of the charters of the audit committee, compensation committee, and governance committee are available on our website at http://investor.fb.com/governance.cfm.

Audit Committee
Our audit committee is comprised of Messrs. Andreessen and Bowles, and Dr. Desmond-Hellmann. Mr. Bowles is the chairman of our audit committee, is our audit committee financial expert, as that term is defined under SEC rules, and possesses financial sophistication as defined under the rules of NASDAQ. The designation does not impose on Mr. Bowles any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our board of directors. Our board of directors has adopted a charter for our audit committee. As more fully described in its charter, our audit committee is directly responsible for, among other things:

•	selecting the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•	developing procedures to enable submission of anonymous concerns about accounting or auditing matters;

•	considering the adequacy of our internal accounting controls and audit procedures;

•	reviewing related party transactions;

•	pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm; and

•	overseeing our internal audit function.
During 2013, the audit committee met in person or by telephone, or acted by unanimous written consent, eleven times.
Compensation Committee
Our compensation committee is comprised of Messrs. Graham, Hastings, and Thiel. Mr. Graham is the chairman of our compensation committee. Each member of this committee is an outside director, as defined under Section 162(m) of the Code. Our board of directors has adopted a charter for our compensation committee. As more fully described in its charter, our compensation committee is responsible for, among other things:

•	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	reviewing and approving the terms of any compensatory agreements with our executive officers;

•	administering our equity incentive plans, including making equity grants thereunder;

•	reviewing and making recommendations to our board of directors with respect to incentive compensation and equity plans; and

•	establishing and reviewing our overall compensation philosophy.
The charter for our compensation committee allows the committee from time to time to delegate its authority to subcommittees and to our officers, as it may be deemed necessary or appropriate. In December 2013, our compensation committee authorized the formation and delegation of certain authority to an equity subcommittee comprised of Mr. Ebersman and Ms. Sandberg. The members of the equity subcommittee, acting either individually or jointly, have the authority to review and approve restricted stock units (RSUs) to employees and consultants, other than to directors, our executive officers, and certain other officers. The compensation committee has not adopted a written charter for the equity subcommittee.

During 2013, the compensation committee met in person or by telephone, or acted by unanimous written consent, 24 times.
Governance Committee
Our governance committee is comprised of Messrs. Andreessen, Graham, and Hastings. Mr. Andreessen is the chairman of our governance committee. Our board of directors has adopted a charter for our governance committee. As more fully described in its charter, our governance committee is responsible for, among other things:

•	reviewing developments in corporate governance practices;

•	developing and recommending our corporate governance guidelines and policies, and evaluating their sufficiency;

•	reviewing proposed waivers of the code of conduct (or delegate its ability to grant such waivers for Facebook employees other than executive officers or senior financial officers);

•	overseeing the process of evaluating the performance of our board of directors; and

•	advising our board of directors on corporate governance matters.
During 2013, the governance committee met in person or by telephone, or acted by unanimous written consent, five times.
Policy Regarding Nominations
The policy of our board of directors is to encourage the selection of directors who will contribute to our mission to make the world more open and connected. Our board of directors is responsible for identifying and nominating members for election to our board of directors. The board of directors considers recommendations from directors, stockholders and others as it deems appropriate, including our founder, Chairman, CEO, and controlling stockholder, Mr. Zuckerberg. Our board of directors may review from time to time the appropriate skills and characteristics desired of members of the board of directors, including the appropriate role of diversity. In evaluating potential candidates for nomination, our board of directors considers these factors in the light of the specific needs of the board of directors at that time and shall also consider advice and recommendations from Mr. Zuckerberg.
The board of directors does not distinguish between nominees recommended by stockholders and other nominees. However, stockholders desiring to nominate a director candidate at the annual meeting must comply with certain procedures. We explain the procedures for nominating a director candidate at next year's annual meeting in “Questions and Answers About the Proxy Materials and the Annual Meeting—How can I make proposals or make a nomination for director for next year's annual meeting?”
Board Role in Risk Oversight
Our board of directors as a whole has responsibility for overseeing our risk management. The board of directors exercises this oversight responsibility directly and through its committees. The oversight responsibility of the board of directors and its committees is informed by reports from our management team and from our internal audit department that are designed to provide visibility to the board of directors about the identification and assessment of key risks and our risk mitigation strategies. The full board of directors has primary responsibility for evaluating strategic and operational risk management, and succession planning. Our audit committee has the responsibility for overseeing our major financial and accounting risk exposures and the steps our management has taken to monitor and control these exposures, including policies and procedures for assessing and managing risk. Our audit committee also reviews programs for promoting and monitoring compliance with legal and regulatory requirements and oversees our internal audit function. Our compensation committee evaluates risks arising from our compensation policies and practices, as more fully described in “Executive Compensation—Compensation Discussion and Analysis—Compensation Risk Assessment.” The audit committee and the compensation committee provide reports to the full board of directors regarding these and other matters.
Compensation Committee Interlocks and Insider Participation
During 2013, our compensation committee consisted of Messrs. Graham, Hastings, and Thiel. None of them has at any time in the last fiscal year been one of our officers or employees. During 2013, Netflix and its related companies purchased $17.4 million of, and received $0.7 million in credits to purchase, advertisements from us. Mr. Hastings is the Chief Executive Officer of Netflix. The purchases and credits received by Netflix and its related companies were made in the ordinary course of business pursuant to our standard terms and conditions. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2013.
Director Compensation
Non-Employee Director Compensation Arrangements
Each non-employee member of our board of directors receives an annual retainer fee of $50,000. Prior to October 1, 2013, the chair of our audit committee received an additional annual retainer fee of $20,000. Effective October 1, 2013, members of our audit committee (other than the chair) receive an annual retainer fee of $20,000, and the chair of our audit committee receives an annual retainer fee of $50,000.
On September 13, 2013, our board of directors approved an annual grant of 7,742 RSUs to each non-employee director, which is equal to $300,000 divided by the average daily closing price of Facebook Class A common stock in August 2013. These RSUs vest on May 15, 2014 so long as the non-employee director is a member of our board of directors on such date.
Beginning in 2014, each of our non-employee directors who is an existing member of our board of directors as of the date of our annual stockholder meeting for each such year also will be eligible to receive an annual grant of RSUs equal to $300,000 divided by the average daily closing price of our Class A common stock in May of such year. These awards will be approved each year automatically on the later of June 1 or the date of our annual meeting of stockholders for the particular year. These awards will vest fully on the earlier of (i) May 15 of the following year or (ii) the date of our annual meeting of stockholders of the following year if the director does not stand for re-election or is not re-elected at such annual meeting, so long as the recipient is a director on such date.
New non-employee directors also will be eligible to receive a grant of RSUs in an amount and on terms to be approved by our board of directors at the time of appointment.
2013 Director Compensation
The following table presents the total compensation for each person who served as a member of our board of directors during 2013. Other than as set forth in the table and described more fully below, in 2013 we did not pay any fees to, make any equity awards to, or pay any other compensation to the members of our board of directors who served as members during 2013. Mr. Zuckerberg and Ms. Sandberg do not receive compensation for their service as directors and are not included in the following table.

Director Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Marc L. Andreessen(2)	55,000	387,874	442,874
Erskine B. Bowles(3)	77,500	387,874	465,374
James W. Breyer	25,000	—	25,000
Donald E. Graham(4)	50,000	387,874	437,874
Reed Hastings(5)	50,000	387,874	437,874
Susan Desmond-Hellmann(6)	46,111	935,874	981,985
Peter A. Thiel(7)	50,000	387,874	437,874
__________________________________________

(1)
Amounts reflect the aggregate grant date fair value of the RSUs without regards to forfeitures, computed in accordance with ASC 718. This amount does not reflect the actual economic value realized by the director.

(2)	As of December 31, 2013, Mr. Andreessen held 7,742 RSUs, which vest on May 15, 2014 so long as Mr. Andreessen is a member of our board of directors on such date.

(3)
As of December 31, 2013, Mr. Bowles held 17,326 RSUs. Of these RSUs, 8,750 shares vest in equal quarterly installments until July 15, 2015 and 834 shares vest on October 15, 2015, subject to continued service to us through each vesting date, and the remaining 7,742 shares vest on May 15, 2014 so long as Mr. Bowles is a member of our board of directors on such date.

(4)	As of December 31, 2013, Mr. Graham held 7,742 RSUs. These RSUs vest on May 15, 2014 so long as Mr. Graham is a member of our board of directors on such date.

(5)
As of December 31, 2013, Mr. Hastings held 16,492 RSUs. Of these RSUs, 8,750 shares vest in equal quarterly installments until July 15, 2015, subject to continued service to us through each vesting date, and the remaining 7,742 shares vest on May 15, 2014 so long as Mr. Hastings is a member of our board of directors on such date.

(6)
As of December 31, 2013, Dr. Desmond-Hellmann held 27,742 RSUs. Of these RSUs, 20,000 of the shares, which were granted to Dr. Desmond-Hellmann in connection with her initial appointment to our board, vest over four years and vest with respect to 14/48th of the total shares underlying the RSUs on May 15, 2014, 1/16th of the total number of shares underlying the RSUs in quarterly installments thereafter, and 1/48th of the RSUs on May 15, 2017, subject to continued service to us through each vesting date. The remaining 7,742 shares vest on May 15, 2014 so long as Ms. Desmond-Hellmann is a member of our board of directors on such date.

(7)	As of December 31, 2013, Mr. Thiel held 7,742 RSUs, which vest on May 15, 2014 so long as Mr. Thiel is a member of our board of directors on such date.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
This section explains our executive compensation philosophy, objectives, and design; our compensation-setting process; our executive compensation program components; and the decisions made in 2013 with respect to the compensation of each of our named executive officers. Our named executive officers for 2013, which consist of the executive officers who appear in “—2013 Summary Compensation Table” below, are:

•	Mark Zuckerberg, our founder, Chairman and Chief Executive Officer (CEO);

•	Sheryl K. Sandberg, our Chief Operating Officer (COO);

•	David A. Ebersman, our Chief Financial Officer (CFO);

•	David B. Fischer, our Vice President, Business and Marketing Partnerships; and

•	Mike Schroepfer, our Chief Technology Officer (CTO) and Vice President, Engineering.
Executive Compensation Philosophy, Objectives and Design
Philosophy. We are focused on our mission to make the world more open and connected. We believe that Facebook is still in the early stages of this journey and that for us to be successful we must hire and retain people who can continue to develop our strategy, quickly innovate and build new products, bolster the growth of our user base and user engagement, and constantly enhance our business model. To achieve these objectives, we need a highly talented team comprised of engineering, product, sales, and general and administrative professionals. We also expect our executive team to possess and demonstrate strong leadership and management capabilities.
Objectives. Our compensation programs for our named executive officers are built to support the following objectives:

•	attract the top talent in our leadership positions and motivate our executives to deliver the highest level of individual and team impact and results;

•
encourage our executives to model the important aspects of our culture, which include moving fast, being bold, communicating openly and building trust with each other, our employees and the people who use our services;

•	ensure each one of our named executive officers receives a total compensation package that encourages his or her long-term retention;

•	reward high levels of performance with commensurate levels of compensation; and

•	align the interests of our executives with those of our stockholders in the overall success of Facebook by emphasizing long-term incentives.
Design. Our executive compensation program continues to be heavily weighted towards equity, in particular restricted stock units (RSUs), with cash compensation that is below market relative to executive compensation at our peer companies. We believe that equity compensation offers the best vehicle to focus our executive officers on our mission and the achievement of our long-term strategic and financial objectives, and to align our executive officers with the long-term interests of our stockholders.
For our executive officers who received a substantial initial equity award in connection with the commencement of their employment, we typically grant additional equity awards with service-based vesting conditions where the commencement of vesting is deferred until a date some years in the future, as discussed further in “—Elements of Executive Compensation—Equity Compensation” below. When combined with the executives' initial equity awards, we believe that these additional grants represent a strong long-term retention tool and provide the executive officers with long-term equity incentives.
We evaluate our executive compensation programs, including our mix of cash and equity compensation, on an annual basis or as circumstances require based on our business objectives and the competitive environment for talent. For the near future, we anticipate continuing our emphasis on pay-for-performance and long-term incentive compensation for our executive officers while increasing cash compensation in order to move closer to market relative to our peer companies.
Compensation-Setting Process
Role of Our Compensation Committee. The compensation committee is responsible for overseeing all aspects of our executive compensation programs, including executive salaries, payouts under our bonus plan, the size and structure of equity awards, and any executive perquisites. The compensation committee is solely responsible for determining the compensation of our CEO and reviews and approves compensation of other executive officers.
Role of Management. In setting compensation for 2013, our CEO, our COO, and our Vice President, Human Resources, worked closely with the compensation committee in managing our executive compensation program and attended meetings of the compensation committee. In addition, our CFO and our General Counsel typically attend meetings of the compensation committee to present information and answer questions. Our CEO and COO made recommendations to the compensation committee regarding compensation for our executive officers other than for themselves because of their daily involvement with our executive team. No executive officer participated directly in the final deliberations or determinations regarding his or her own compensation package, except for our CEO who requested that his base salary be reduced to $1 per year for 2013.
Our management team and the compensation committee each play a role in evaluating and mitigating any risk that may exist relating to our compensation plans, practices and policies for all employees, including our named executive officers, as further described in “—Compensation Risk Assessment” below.
Role of Compensation Consultant. The compensation committee has the authority to engage its own advisors to assist in carrying out its responsibilities. In 2013, the compensation committee engaged the services of Compensia, Inc. (Compensia), a national compensation consulting firm to advise the compensation committee regarding the amount and types of compensation that we provide to our executives and how our compensation practices compared to the compensation practices of other companies. Compensia reports directly to the compensation committee. Compensia does not provide any services to us other than the services provided to the compensation committee. The compensation committee believes that Compensia does not have any conflicts of interest in advising the compensation committee under applicable SEC or NASDAQ rules.
Use of Comparative Market Data. We aim to compensate our executive officers at levels that are commensurate with the most competitive levels of compensation for executives in similar positions at a group of peer companies set forth below, with whom we compete for hiring and retaining executive talent (our Peer Group). The compensation committee also considered the scope of responsibility of each executive officer, our current practice of maintaining minimal differentiation between the cash packages of our executive officers, the unvested balances of equity awards for each executive officer, as well as the compensation committee's assessment of each executive officer's performance and impact on the organization. In determining 2013 compensation, we did not use a formula for taking into account these different factors.
We analyze market data for executive compensation at least annually using the most relevant published survey sources, public filings and input from Compensia. Management and Compensia provided the compensation committee with both cash and equity compensation data for our Peer Group, which was selected from companies that meet some or all of the criteria listed below:

•	high technology or media company;

•	key talent competitor;

•	minimum revenue of $4 billion; and/or

•	minimum market capitalization of $50 billion.

Using this criteria as a baseline, the compensation committee approved the following companies for inclusion in our compensation Peer Group for 2013:

Amazon.com	Netflix
Apple	Oracle
Cisco Systems	salesforce.com
eBay	VMware
Google	Yahoo!
LinkedIn	Zynga
Microsoft

In the fourth quarter of 2012, our compensation committee reviewed our executive compensation against this Peer Group to ensure that our executive officer compensation is competitive and sufficient to recruit and retain our executive officers. Compensia provided the compensation committee with total cash compensation data (base salaries and cash bonus awards at target) and total compensation data (total cash compensation and equity compensation) at various percentiles. In addition to the Peer Group data, our market analysis also considered technology companies with more than $3 billion in annual revenue in the Radford Global Technology and Global Sales Survey published by Aon Hewitt. However, while the compensation committee considered this data in determining executive officer compensation, we did not seek to benchmark our executive compensation to any particular level. The total compensation for our named executive officers was not determined based on any pre-set “target” percentile of market. Rather, we sought to compensate our executive officers at a level which would allow us to successfully recruit and retain the best possible talent for our executive team. We relied heavily on the knowledge and experience of the compensation committee and our management in determining the appropriate compensation levels for our executive officers. Overall, based on Compensia's analysis of our Peer Group, base salary and target total cash compensation for our executive officers was below the 25th percentile of our peers. When equity compensation was factored in, without taking into account the effect of the service-based vesting conditions that begin several years in the future and that are applicable to the equity compensation of our executive officers, total compensation for our named executive officers, other than our CEO, fell between the 60 th and 80 th percentile relative to the companies in the Peer Group.
In the second quarter of 2013, the compensation committee reviewed the selection criteria and the companies in the Peer Group. Following that review, the compensation committee decided to change the composition of the Peer Group and expand the Peer Group from 13 to 16 companies in order to better represent the current competitive and talent environment. Accordingly, we plan to use the following updated list of companies in our Peer Group for the 2014 executive compensation process:

Adobe	Microsoft
Amazon.com	Netflix
Apple	Qualcomm
Cisco Systems	salesforce.com
eBay	SAP
EMC	The Walt Disney Company
Google	VMWare
LinkedIn	Yahoo!
The compensation committee expects to periodically review and update this Peer Group and the underlying criteria as our business and market environment continue to evolve.
Elements of Executive Compensation
Our executive officer compensation packages generally include:

•	base salary;

•	performance-based cash incentives; and

•	equity-based compensation in the form of RSUs.
We believe that our compensation mix supports our objective of focusing on at-risk compensation having significant financial upside based on company and individual performance. We expect to continue to emphasize equity awards because of the direct link that equity compensation provides between stockholder interests and the interests of our executive officers, thereby motivating our executive officers to focus on increasing our value over the long term.
Base Salary. The compensation committee believes base salaries are a necessary element of compensation in order to attract and retain highly qualified executive officers. Historically, our executive officers have received base salaries within a very narrow range that was established when we were a smaller company with cash constraints, and based on our desire to maintain internal pay equity between executive officers and also relative to other key employees. As we have grown, we have gradually increased base salaries for our executive officers with the goal of bringing salaries closer to market over time. In 2013, we continued to pay executive base salaries that were below market relative to our Peer Group, both to retain the ethos of a start-up company and because of our emphasis on equity-based compensation.
The compensation committee reviews base salaries for our executive officers at least annually and may adjust them from time to time, if needed, to reflect changes in market conditions or other factors. In the first quarter of 2013, the compensation committee decided to increase the base salaries of our executive officers, other than our CEO, in order to continue to bring their salaries closer to those paid by our Peer Group companies for similar positions. Accordingly, our compensation committee increased the base salary of each executive officer, other than our CEO, by $55,000 or $60,000. Following this 2013 salary increase, as noted above, these executive officer salaries were still below the 25th percentile of the salaries provided by our Peer Group companies for executives in similar positions. For 2013, Mr. Zuckerberg requested to receive a base salary of $1 per year.

Named Executive Officer	2013 Base Salary
Mark Zuckerberg	$1
Sheryl K. Sandberg	395,000
David A. Ebersman	395,000
David B. Fischer	295,000
Mike Schroepfer	370,000

Cash Bonuses. Our 2013 Bonus/Retention Plan (Bonus Plan) provides variable cash incentives, payable semi-annually, that are designed to motivate our executive officers to focus on company-wide priorities and to reward them for individual results and achievements. All of our executive officers, except the CEO, participated in the Bonus Plan in 2013.
For 2013, there were two six-month performance periods under our Bonus Plan, which we refer to as First Half 2013 and Second Half 2013. For each performance period in 2013, the compensation committee approved a set of company-wide priorities in order to focus our executive officers on key areas of performance for the period in question. The First and Second Half 2013 company priorities reflect operational and non-operational objectives established by our compensation committee, in consultation with our CEO and CFO. The company-wide priorities do not have specific targets associated with them for purposes of determining performance under the Bonus Plan, and our compensation committee has complete discretion to determine the level of bonus payout for each performance period.
2013 Goals and Company Performance Multipliers (Bonus Plan Pools). Our First Half 2013 company-wide priorities were as follows: launch Facebook Home, grow our user base, increase graph engagement and content production, continue revenue growth and achieve significant savings from capital expenditure efficiency programs. None of these priorities were assigned any specific weighting or dollar amount of bonus. The compensation committee applied discretion in determining the company performance multiplier on a qualitative basis, taking into account our delivery of results in the areas identified by the company-wide priorities approved by the compensation committee, as well as our overall business, engineering, and product development achievements. The compensation committee also did not determine any pre-set ranges for the company performance multiplier. The First Half 2013 company performance multiplier approved by the compensation committee was 125%. The compensation committee focused on our performance in all of the areas identified by the company-wide priorities, particularly our revenue performance.
Our Second Half 2013 company-wide priorities were as follows: improve product quality, grow our user base across all of our products, increase engagement and time spent, continue revenue growth and continue to achieve significant savings from capital expenditure efficiency programs. None of these priorities were assigned any specific weighting or dollar amount of bonus. The compensation committee applied discretion in determining the company performance multiplier on a qualitative basis, taking into account our delivery of results in the areas identified by the company-wide priorities approved by the compensation committee, as well as our overall business, engineering, and product development achievements. The compensation committee also did not determine any pre-set ranges for the company performance multiplier. The Second Half 2013 company performance multiplier approved by the compensation committee was 125%. The compensation committee focused on our strong performance across all of the areas identified by the company-wide priorities.
Bonus Plan Payouts. We calculate Bonus Plan payouts to each participant, except for Mr. Fischer, using the following formula:

Base Eligible Earnings ($)	x	Individual Bonus Target (%)	x	Individual Performance Multiplier (%)	x	Company Performance Multiplier (%)	=	Individual Bonus Payout ($)

Bonus targets for each executive officer, except for the CEO, remained constant compared to 2012 at 50% of annual base salary. Our executive officer target bonuses and target total cash compensation were still below those provided by our Peer Group companies for executives in similar positions.

Individual Performance Multiplier. The individual performance multiplier is based upon each executive's individual performance assessment for the performance period under consideration. In line with our pay-for-performance philosophy, a higher performance assessment drives a higher individual multiplier (and vice-versa) such that it is possible for an executive with a low assessment to get less than their target bonus payout, or no bonus payout whatsoever. In 2013, potential individual performance multipliers under our Bonus Plan were 0%, 85%, 100%, 125%, 200%, or 300%. An executive meeting our expected high level of performance expectations would receive an individual bonus multiplier of 100%.
Individual performance assessments for each executive officer were determined at the discretion of the compensation committee in close consultation with our CEO and our COO (except in each case when their own performance assessment was being determined). The CEO's and COO's executive officer performance assessment recommendations were based on an overall subjective assessment of each officer's performance and no single factor was determinative in setting bonus levels, nor was the impact of any individual factor on the bonus quantifiable. We operate in a rapidly evolving and highly competitive industry and we set a high bar for performance expectations for each one of our executive officers. The compensation committee evaluates our executive officers based on their overall performance, impact and results, as well as their demonstration of strong leadership, long-term vision, effective execution and management capabilities. First Half 2013 and Second Half 2013 payout levels and achievements and considerations for each executive were as follows:
Mark Zuckerberg. Mr. Zuckerberg did not participate in the Bonus Plan in 2013.
Sheryl K. Sandberg. Ms. Sandberg received $233,654 for the First Half 2013 bonus, which reflected her overall leadership and execution on business priorities, contribution to growing revenue, including the continued growth in mobile ad revenue, helping to grow the base of Facebook users, and strengthening key policy relationships globally. Ms. Sandberg received $370,313 for the Second Half 2013 bonus, which reflected her leadership in growing our revenue year over year and her strategic guidance in various business matters.
David A. Ebersman. Mr. Ebersman received $233,654 for the First Half 2013 bonus, which reflected his leadership of our finance organization and contributions in the execution of financial planning and financial performance. Mr. Ebersman received $370,313 for the Second Half 2013 bonus, which reflected his contributions in growing our revenue, execution of financial planning and forecasting, and leading the completion of our Section 404 Sarbanes-Oxley certification of internal controls.

David B. Fischer. Mr. Fischer, and all other employees who are on sales incentive compensation plans, participate in the Bonus Plan nominally, and only if the company performance multiplier, as approved by our compensation committee, exceeds 100%. The main variable cash incentive for Mr. Fischer is his sales incentive compensation plan, as described below. Nevertheless, we believe that Mr. Fischer and all other employees on sales incentive compensation plans should benefit financially to some degree if we achieve a high level of company-wide performance. For Mr. Fischer, the formula for his payouts under the Bonus Plan was as follows:

Base Eligible Earnings ($)	x	Individual Bonus Target (%)	x	Company Performance Multiplier (%) minus 100%	=	Bonus Payout ($)

Therefore, for First Half 2013, Mr. Fischer received $3,423 and for Second Half 2013, he received $3,688.
Mike Schroepfer. Mr. Schroepfer received $135,517 for the First Half 2013 bonus, which reflected his leadership and execution on our engineering priorities and the continuation of developing a sustainable and cost-effective engineering infrastructure. Mr. Schroepfer received $233,247 for the Second Half 2013 bonus, which reflected his strong leadership of the engineering team, particularly in connection with improvements in product quality and performance.

The following table summarizes the calculations that were used in determining the cash bonus paid to each of our named executive officers:

	Performance Period	Base Eligible Earnings ($)(1)	Individual Bonus Target (%)	Individual Bonus Multiplier (%)	Company Bonus Multiplier (%)	Individual Bonus Payout ($)
Sheryl K. Sandberg	First Half 2013	186,923	50	200	125	233,654
	Second Half 2013	197,500	50	300	125	370,313
						603,967
David A. Ebersman	First Half 2013	186,923	50	200	125	233,654
	Second Half 2013	197,500	50	300	125	370,313
						603,967
David B. Fischer(2)	First Half 2013	136,923	10	N/A	125	3,423
	Second Half 2013	147,500	10	N/A	125	3,688
						7,111
Mike Schroepfer	First Half 2013	173,462	50	125	125	135,517
	Second Half 2013	178,598	50	200	125	223,247
						358,764
_______________________________________

(1)	Reflects actual earnings for 2013 which may differ from approved 2013 base salary due to the February 25, 2013 effective date of the salary increase.

(2)
Reflects Mr. Fischer's participation in our Bonus Plan, which is in addition to the bonus of $1,085,845 that Mr. Fischer received pursuant to the Sales Incentive Compensation Plan, as described further below.

Sales Incentive Compensation Plan. In 2013, David B. Fischer, our Vice President, Business and Marketing Partnerships, received variable cash compensation based on a sales incentive compensation plan. Mr. Fischer's variable compensation payouts are tied to our achievement of specific revenue targets as approved by our compensation committee. Under the terms of Mr. Fischer's variable cash compensation plan he would receive 100% of his target payout upon achievement of the revenue target. Similarly, over-achievement of the revenue target results in payouts above target, based on a set of payout accelerators for incremental revenue above target. Under-achievement of the revenue target results in payouts below target based on a set of decelerators for revenue delivered under the approved target. While over-achievement of revenue targets is subject to a maximum payout (cap), under-achievement may result in no payout of variable cash compensation. Mr. Fischer's sales incentive compensation plan payouts are delivered quarterly based on his performance in the fiscal quarter preceding the payout and then trued up at year-end based on achievement against annual revenue goals. We are not disclosing Mr. Fischer's specific revenue goal used in calculating his commission payout because we believe such disclosure would cause us competitive harm and we consider this information to be confidential business information. However, we believe that the target is difficult to achieve and requires the sales team to demonstrate significant success in increasing sales to achieve substantial payouts. Pursuant to this sales incentive compensation plan, Mr. Fischer received $1,085,845 in 2013, which reflected his performance relative to the company revenue targets.
Equity Compensation. Most of our executive officers' compensation is delivered through equity awards. We use equity compensation to align our executive officers' financial interests with those of our stockholders, to attract industry leaders of the highest caliber, and to retain them for the long term. In addition to the initial equity grant that each executive receives as part of his or her new hire package, the compensation committee typically grants our executives additional equity awards each year as part of our company-wide equity refresher program. Additional equity grants for each of our executive officers are determined on a discretionary basis taking into account the following factors:

•	delivering equity values that are highly competitive when compared against those our Peer Group would grant to executives with similar responsibility;

•	each executive officer's individual performance assessment, the results and contributions delivered during the year, as well as the anticipated potential future impact of each individual executive;

•	the size and vesting schedule of existing equity grants in order to maximize the long-term retentive power of all additional grants; and

•
the size of each executive officer's total cash compensation (base salary plus cash bonus awards at target), which is generally lower than the cash compensation for executives with similar responsibilities at our Peer Group.

Based on the foregoing factors, in 2013, our compensation committee awarded each of our executive officers, other than our CEO, a grant of RSUs with a specific “initial equity value” based on an estimated total value for each grant before taking into account the deferred vesting considerations described below. The compensation committee applied discretion in determining the specific individual equity values and deferred vesting start dates. Based on these qualitative decisions, the compensation committee then calculated the exact number of RSUs to be granted by dividing this initial equity value by $29.10 per share, which was the average closing price for the seven trading days following the announcement of our earnings for the fourth quarter of 2012 and the same price that was used for 2013 refresher grants to all other employees.
Deferred Vesting of 2013 RSU Grants. Due to our desire to provide incentives for our executive officers to focus on long-term strategic and financial objectives, the compensation committee deferred the vesting start dates of all 2013 RSU grants made to our executive officers, other than our CEO, to a future date determined individually for each executive. As a result, the 2013 RSU grants will not begin to vest unless the recipient remains continuously employed by Facebook through future dates as described in “—2013 Grants of Plan-Based Awards Table” below. The compensation committee reviewed the size and vesting schedule for the remaining unvested portion of all outstanding equity award holdings of each of our executive officers and agreed with the recommendation of our CEO and COO (except that our COO did not participate in discussions regarding her own equity compensation) that the existing equity awards appropriately satisfied our retention and incentive goals for the immediate future for each of our executive officers. Accordingly, the additional equity awards granted in 2013 start vesting only after a significant portion of each executive's outstanding equity awards have vested, and these vesting start dates range from the fourth quarter of 2014 to the fourth quarter of 2017. These grants have four-year vesting schedules that result in vesting end dates ranging from the fourth quarter of 2018 to the fourth quarter of 2021. The compensation committee believes that these vesting schedules make the equity awards more valuable to Facebook in retaining our executive officers and reflect our emphasis on Facebook's long-term success. For more information relating to the vesting schedules of these RSU grants, see “—2013 Grants of Plan-Based Awards Table” below.
2013 Equity Grants. Mr. Zuckerberg did not receive any additional equity grants in 2013 because our compensation committee believed that his existing equity ownership position sufficiently aligns his interests with those of our stockholders.
Our other named executive officers received the following RSU grants in 2013:
Sheryl K. Sandberg. Ms. Sandberg received an additional equity grant in the amount of 549,828 RSUs. This grant had an initial equity value of $16.0 million. These RSUs are subject to quarterly vesting based on continued employment over four years with a deferred vesting start date of November 15, 2017.
David A. Ebersman. Mr. Ebersman received an additional equity grant in the amount of 343,643 RSUs. This grant had an initial equity value of $10.0 million. These RSUs are subject to quarterly vesting based on continued employment over four years with a deferred vesting start date of November 15, 2014.
David B. Fischer. Mr. Fischer received an additional equity grant in the amount of 240,550 RSUs. This grant had an initial equity value of $7.0 million. These RSUs are subject to quarterly vesting based on continued employment over four years with a deferred vesting start date of November 15, 2014.
Mike Schroepfer. Mr. Schroepfer received an additional equity grant in the amount of 429,553 RSUs. This grant had an initial equity value of $12.5 million. These RSUs are subject to quarterly vesting based on continued employment over four years with a deferred vesting start date of November 15, 2017.

Compensation Governance
The compensation committee seeks to ensure sound executive compensation practices to adhere to our pay-for-performance philosophy while appropriately managing risk and aligning our compensation programs with long-term stockholder interests. The following practices were in effect during 2013:

•	the compensation committee is comprised solely of independent directors;

•
the compensation committee conducts an annual review and approval of our compensation strategy with assistance from its independent compensation consultant, Compensia, including a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on our company;

•	the compensation committee retains discretion on bonus payouts to enable it to respond to unforeseen events and adjust bonus payouts as appropriate;

•	we do not offer post-employment benefits; and

•
our compensation philosophy and related governance features are complemented by several specific practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

•	our executives are subject to company-wide policies that prohibit hedging activities, the pledging of our securities as collateral for loans, and the shorting of our securities;

•	we offer limited perquisites that are for business-related purposes or necessary for the security of our CEO; and

•	our executives participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.
Perquisites and Other Benefits
Consistent with the practices of many companies in our Peer Group, we provide certain perquisites to our named executive officers for the reasons described below.
Because of the high visibility of our company we have implemented an “overall security program” for Mr. Zuckerberg to address safety concerns resulting from his position as our founder, Chairman, and CEO. We require these security measures for the company's benefit because of the importance of Mr. Zuckerberg to Facebook, and we believe that the costs of this overall security program are appropriate and necessary. We paid for the initial procurement, installation, and maintenance of security measures for Mr. Zuckerberg's personal residences, and we pay for the annual costs of security personnel, neither of which constitutes taxable income to Mr. Zuckerberg. In addition, our compensation committee has authorized us to provide certain security measures for Ms. Sandberg in 2014.
Our compensation committee has also authorized certain of our executive officers to use private aircraft for business purposes. This practice maximizes such executives' productive time and ensures their quick availability. In addition, Mr. Zuckerberg may use private aircraft for personal purposes in connection with his overall security program. On certain occasions, Mr. Zuckerberg may be accompanied by guests when using private aircraft. For flights undertaken for personal purposes, the aggregate incremental cost of such personal usage is reported as other compensation to Mr. Zuckerberg. The reported aggregate incremental cost is based on costs provided by the applicable charter company, and includes passenger fees, fuel, crew, and catering costs. The incremental cost attributable to Mr. Zuckerberg's use of private aircraft in 2013 is disclosed in the “All Other Compensation” column in “—2013 Summary Compensation Table” below.

162(m) Tax Deductibility
Section 162(m) of the Internal Revenue Code of 1986, as amended (Code), limits the amount that we may deduct from our federal income taxes for remuneration paid to our named executive officers (other than our CFO) to $1 million dollars per executive officer per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” as well as for the gain recognized by covered executive officers upon the exercise of qualifying compensatory stock options. In addition, “grandfather” provisions may apply to certain compensation arrangements that were entered into by a corporation before it was publicly held. While our compensation committee is mindful of the benefit to us of the full deductibility of compensation, our compensation committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, our compensation committee has not adopted a policy that requires that all compensation be deductible. Our compensation committee intends to continue to compensate our executive officers in a manner consistent with the best interests of our company and our stockholders.
Compensation Risk Assessment
Our management team and the compensation committee each play a role in evaluating and mitigating any risk that may exist relating to our compensation plans, practices and policies for all employees, including our named executive officers. In early 2014, Compensia, the compensation committee's independent compensation consultant, performed an assessment, in conjunction with management, of our compensation plans and practices and concluded that our compensation program does not create risks that are reasonably likely to have a material adverse effect on the company. The compensation committee has reviewed this report and agreed with the conclusion. The objective of the assessment was to identify any compensation plans or practices that may encourage employees to take unnecessary risk that could threaten the company. No such plans or practices were identified. The risk assessment process included, among other things, a review of our cash and equity incentive-based compensation plans to ensure that they are aligned with our company performance goals and the overall compensation to ensure an appropriate balance between fixed and variable pay components and between short- and long-term incentives.

2013 Summary Compensation Table
The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of the named executive officers for services rendered to us for the years ended December 31, 2013, 2012, and 2011.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Mark Zuckerberg	2013	1	—	—	—		653,164	(4)	653,165
CEO	2012	503,205	266,101	—	—		1,221,408	(4)	1,990,714
	2011	483,333	445,500	—	—		783,529	(4)	1,712,362
Sheryl K. Sandberg	2013	384,423	603,967	15,158,758	—		—		16,147,148
COO	2012	321,128	276,730	25,618,315	—		—		26,216,173
	2011	295,833	170,508	30,491,613	—		—		30,957,954
David A. Ebersman	2013	384,423	603,967	9,474,238	—		1,282		10,463,910
CFO	2012	321,128	186,537	17,036,196	—		—		17,543,861
	2011	295,833	170,508	18,294,952	—		—		18,761,293
David B. Fischer	2013	284,423	7,111	6,631,964	1,085,845	(5)	—		8,009,343
Vice President, Business and Marketing Partnerships(6)	2012	228,885	3,000	11,143,967	637,380	(5)	—		12,013,232
Mike Schroepfer	2013	352,060	358,764	11,842,776	—		4,683		12,558,283
CTO and Vice President of Engineering	2012	293,039	194,427	20,238,462	—		—		20,725,928
	2011	270,833	140,344	24,393,295	—		—		24,804,472
_______________________________________

(1)	Reflects actual earnings for 2013, 2012, and 2011 which may differ from approved 2013, 2012, and 2011 base salaries due to the effective dates of salary increases.

(2)
The amounts reported in the bonus column represent discretionary bonuses earned pursuant to our Bonus Plan. For more information about our executive officers' discretionary bonuses, see “—Compensation Discussion and Analysis—Elements of Executive Compensation—Cash Bonuses” above.

(3)
Amounts reflect the aggregate grant date fair value of the RSUs of $27.57 per share without regards to forfeitures, computed in accordance with ASC 718. This amount does not reflect the actual economic value realized by the named executive officer. The RSUs issued to our executive officers during 2013 provide for quarterly vesting based on continued employment over four years with deferred vesting start dates of November 15, 2017 for Ms. Sandberg, November 15, 2014 for Mr. Ebersman, November 15, 2014 for Mr. Fischer, and November 15, 2017 for Mr. Schroepfer.

(4)
The amounts reported includes approximately $650,164, $1,213,591, and $692,679 for costs related to personal use of aircraft chartered in connection with Mr. Zuckerberg's overall security program and on which Mr. Zuckerberg and guests flew during 2013, 2012, and 2011, respectively. For purposes of reporting the value of such personal usage in this table, we use costs provided by the applicable charter company, which include passenger fees, fuel, crew, and catering costs. The amount reported in 2011 also represents approximately $90,850 for costs related to estate and financial planning.

(5)
The amounts reported represent cash bonuses earned for 2013 and 2012 under Mr. Fischer's sales incentive compensation plan, as more fully described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Sales Incentive Compensation Plan” above.

(6)	Mr. Fischer was not a named executive officer for 2011.

2013 Grants of Plan-Based Awards Table
The following table presents, for each of the named executive officers, information concerning each grant of an equity award made during the year ended December 31, 2013. This information supplements the information about these awards set forth in the 2013 Summary Compensation Table.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Awards(1)		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(2)
Name		Target ($)	Maximum ($)
Mark Zuckerberg	—	—	—	—	—
Sheryl K. Sandberg	5/6/2013	—	—	549,828(3)	15,158,758
David A. Ebersman	5/6/2013	—	—	343,643(4)	9,474,238
David B. Fischer	5/6/2013	—	—	240,550(5)	6,631,964
	—	820,000	2,124,550	—	—
Mike Schroepfer	5/6/2013	—	—	429,553(6)	11,842,776
_______________________________________

(1)
Represents the target and maximum payouts under Mr. Fischer's sales incentive compensation plan. Mr. Fischer's sales incentive compensation plan does not provide for a minimum threshold amount payable for performance under the plan. The actual payments for this award, which is delivered quarterly, are included in the “Non-Equity Incentive Plan Compensation” column of the “2013 Summary Compensation Table” above. For more information about Mr. Fischer's sales incentive compensation plan, see “Compensation Discussion and Analysis—Elements of Executive Compensation—Sales Incentive Compensation Plan” above.

(2)
Amounts reflect the grant date fair value of the RSUs of $27.57 per share without regards to forfeitures, computed in accordance with ASC 718. This amount does not reflect the actual economic value realized by the named executive officer.

(3)
The vesting condition will be satisfied as to 1/16th of the total shares underlying the RSUs on February 15, 2018. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs on each quarter thereafter, subject to continued service to us through each vesting date.

(4)
The vesting condition will be satisfied as to 1/16th of the total shares underlying the RSUs on February 15, 2015. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares subject to the RSUs on each quarter thereafter, subject to continued service to us through each vesting date.

(5)
The vesting condition will be satisfied as to 1/16th of the total shares underlying the RSUs on February 15, 2015. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs on each quarter thereafter, subject to continued service to us through each vesting date.

(6)
The vesting condition will be satisfied as to 1/16th of the total shares underlying the RSUs on February 15, 2018. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs on each quarter thereafter, subject to continued service to us through each vesting date.

2013 Outstanding Equity Awards at Year-End Table
The following table presents, for each of the named executive officers, information regarding outstanding stock options and RSUs held as of December 31, 2013.

	Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested($)(3)
Mark Zuckerberg	—	—	—	—	—	—	—
Sheryl K. Sandberg	7/23/2010	583,333	2,916,667(4)	10.39	7/22/2020	—	—
	10/18/2010	43,333	1,156,667(5)	15.00(6)	10/18/2020	—	—
	3/25/2011	—	—	—	—	1,199,041(7)	65,539,581
	5/3/2012	—	—	—	—	691,085(8)	37,774,706
	5/6/2013	—	—	—	—	549,828(9)	30,053,598

David A. Ebersman	10/26/2009	3,701,320	675,000(10)	3.23	10/25/2019	—	—
	10/26/2009	—	—	—	—	1,012,500(11)	55,343,250
	3/25/2011	—	—	—	—	719,424(12)	39,323,716
	5/3/2012	—	—	—	—	459,572(13)	25,120,206
	5/6/2013	—	—	—	—	343,643(14)	18,783,526
David B. Fischer	5/20/2010	—	—	—	—	707,685(15)	38,682,062
	3/25/2011	—	—	—	—	239,808(16)	13,107,905
	5/3/2012	—	—	—	—	300,622(17)	16,431,999
	5/6/2013	—	—	—	—	240,550(18)	13,148,463
Mike Schroepfer	1/12/2009(19)	2,140,100	—	1.85	1/11/2019	—	—
	8/19/2009	993,750	131,250(20)	2.95	8/18/2019	—	—
	8/26/2009	—	—	—	—	131,250(21)	7,174,125
	8/26/2010	—	—	—	—	1,385,355(22)	75,723,504
	3/25/2011	—	—	—	—	959,233(23)	52,431,676
	5/3/2012	—	—	—	—	545,957(24)	29,842,010
	5/6/2013	—	—	—	—	429,553(25)	23,479,367
_____________________________________

(1)	All of the outstanding equity awards described below were granted under our 2005 Stock Plan or 2012 Equity Incentive Plan.

(2)	With the exception of the stock option granted to Ms. Sandberg described in footnote (6) below, this column represents the fair value of a share of Class B common stock on the date of grant.

(3)
Represents the market value of the shares underlying the RSUs as of December 31, 2013, based on the official closing price of our Class A common stock, as reported on the NASDAQ Global Select Market, of $54.66 per share on December 31, 2013. This value assumes that the fair market value of the Class B common stock underlying the RSUs, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. Each share of Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder or upon certain transfers of such shares.

(4)
1/48th of the total number of shares subject to the option vested on May 1, 2013. The remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option on each month thereafter, subject to continued service to us through each vesting date.

(5)
260,000 of the total number of shares subject to the option vest in equal monthly installments for a period of 48 months that started on May 1, 2013, and, thereafter, the remaining shares subject to the option will vest in equal monthly installments for a period of 12 months, subject to continued service to us through each vesting date.

(6)
The compensation committee set the option exercise price for this grant at $15.00 per share, a premium to the fair market value of a share of Class B common stock on the date of grant which was determined by our compensation committee to be $12.56 per share.

(7)
1/16th of the total shares underlying the RSUs vested on January 15, 2014. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs on each quarter thereafter, subject to continued service to us through each vesting date.

(8)
1/16th of the total shares underlying the RSUs vested on February 15, 2014. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs on each quarter thereafter, subject to continued service to us through each vesting date.

(9)
1/16th of the total shares underlying the RSUs will vest on February 15, 2018. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs on each quarter thereafter, subject to continued service to us through each vesting date.

(10)
1/5th of the total number of shares subject to the option vested on September 8, 2010 and the remaining shares subject to the option vest at a rate of 1/60th of the total number of shares subject to the option on each month thereafter, subject to continued service to us through each vesting date.

(11)
1/5th of the total shares underlying the RSUs vested on September 15, 2010. The remaining shares underlying the RSUs vest at a rate of 1/60th of the total number of shares underlying the RSUs on each month thereafter, subject to continued service to us through each vesting date. On October 25, 2012, we settled the shares underlying the RSUs that had vested prior to such date.

(12)
1/16th of the total shares underlying the RSUs will vest on January 15, 2015. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares subject to the RSUs on each quarter thereafter, subject to continued service to us through each vesting date.

(13)
1/16th of the total shares underlying the RSUs will vest on February 15, 2015. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares subject to the RSUs on each quarter thereafter, subject to continued service to us through each vesting date.

(14)
1/16th of the total shares underlying the RSUs will vest on February 15, 2015. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares subject to the RSUs on each quarter thereafter, subject to continued service to us through each vesting date.

(15)
1/5th of the total shares underlying the RSUs vested on May 15, 2011. The remaining shares underlying the RSUs vest at a rate of 1/20th of the total number of shares underlying the RSUs on each quarter thereafter, subject to continued service to us through each vesting date. On October 25, 2012, we settled the shares underlying the RSUs that had vested prior to such date.

(16)
1/16th of the total shares underlying the RSUs will vest on January 15, 2016. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs on each quarter thereafter, subject to continued service to us through each vesting date.

(17)
1/16th of the total shares underlying the RSUs will vest on February 15, 2015. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs on each quarter thereafter, subject to continued service to us through each vesting date.

(18)
1/16th of the total shares underlying the RSUs will vest on February 15, 2015. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs on each quarter thereafter, subject to continued service to us through each vesting date.

(19)
In connection with certain estate planning transfers in 2011, 2012, and 2013, options to purchase an aggregate of 800,000 shares of Class B common stock were held by Michael Schroepfer and Erin Hoffman, Co-Trustees of the HS Trust u/a/d 9/28/11 and Michael T. Schroepfer and Erin Hoffman, Co-Trustees of the Clover Irrevocable, Non-Exempt Trust u/a/d 6/27/11 as of December 31, 2013.

(20)
1/5th of the total number of shares subject to the option vested on July 15, 2010 and the remaining shares subject to the option vest at a rate of 1/60th of the total number of shares subject to the option on each month thereafter, subject to continued service to us through each vesting date.

(21)
1/5th of the total shares underlying the RSUs vested on July 15, 2010. The remaining shares underlying the RSUs vest at a rate of 1/60th of the total number of shares underlying the RSUs on each month thereafter, subject to continued service to us through each vesting date. On October 25, 2012, we settled the shares underlying the RSUs that had vested prior to such date.

(22)
1/16th of the total shares underlying the RSUs will vest on August 15, 2014. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs on each quarter thereafter, subject to continued service to us through each vesting date.

(23)
1/16th of the total shares underlying the RSUs vested on January 15, 2014. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs on each quarter thereafter, subject to continued service to us through each vesting date.

(24)
1/16th of the total shares underlying the RSUs will vest on November 15, 2014. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs on each quarter thereafter, subject to continued service to us through each vesting date.

(25)
1/16th of the total shares underlying the RSUs will vest on February 15, 2018. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs on each quarter thereafter, subject to continued service to us through each vesting date.

On March 6, 2014, our compensation committee approved RSU grants to our named executive officers. These RSUs were granted on March 17, 2014 as follows: Sheryl K. Sandberg—208,470; David A. Ebersman—128,290; David B. Fischer—104,240; and Mike Schroepfer—160,360. These RSUs will vest quarterly based on continued employment over four years with deferred vesting start dates of February 15, 2016 for Ms. Sandberg and Mr. Schroepfer, February 15, 2015 for Mr. Ebersman, and November 15, 2015 for Mr. Fischer.
2013 Option Exercises and Stock Vested
The following table presents, for each of the named executive officers, the number of shares of our common stock acquired upon the exercise of stock options and the vesting and settlement of RSUs during 2013 and the aggregate value realized upon the exercise of stock options and the vesting and settlement of RSUs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(3)
Mark Zuckerberg	60,000,000(4)	3,299,677,500	—	—
Sheryl K. Sandberg	—	—	2,795,615	37,018,134
David A. Ebersman	123,680	6,768,512	1,350,000	23,059,689
David B. Fischer	—	—	471,790	8,098,690
Mike Schroepfer	—	—	665,425	10,508,926
________________________________________

(1)
These values assume that the fair market value of the Class B common stock underlying the RSUs and options, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. Each share of Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder or upon certain transfers of such shares.

(2)
The aggregate value realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our Class B common stock, assumed to be equal to our Class A common stock as described in footnote (1) above, on the date of exercise and the aggregate exercise price of the option.

(3)
The aggregate value realized upon the vesting and settlement of an RSU represents the aggregate market price of the shares of our Class B common stock, assumed to be equal to our Class A common stock as described in footnote (1) above, on the date of settlement.

(4)
Mr. Zuckerberg exercised this stock option, which was to expire on November 7, 2015, with respect to 60,000,000 shares of our Class B common stock and then sold 41,350,000 of those shares as Class A common stock in our public offering in December 2013.

Employment Agreements and Offer Letters
We have entered into employment agreements or offer letters with each of the named executive officers. These agreements provide for at-will employment and generally include the named executive officer's initial base salary, an indication of eligibility for an annual cash incentive award opportunity, and, in some cases, arrangements with respect to the accelerated vesting of equity awards. In addition, each of our named executive officers has executed a form of our standard confidential information and invention assignment agreement.

Mark Zuckerberg
We entered into an amended and restated offer letter with Mr. Zuckerberg, our founder, Chairman, and CEO, in January 2012. This offer letter agreement has no specific term and constitutes at-will employment. Mr. Zuckerberg's annual base salary as of December 31, 2013 was $1 and he is not eligible to receive annual bonus compensation under our Bonus Plan.
Sheryl K. Sandberg
We entered into an amended and restated employment agreement with Ms. Sandberg, our COO and a member of our board of directors, in January 2012. The employment agreement has no specific term and constitutes at-will employment. Ms. Sandberg's annual base salary as of December 31, 2013 was $395,000, and she is eligible to receive annual bonus compensation under our Bonus Plan.
David A. Ebersman
We entered into an amended and restated offer letter with Mr. Ebersman, our CFO, in January 2012. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Ebersman's annual base salary as of December 31, 2013 was $395,000, and he is eligible to receive annual bonus compensation under our Bonus Plan.
David B. Fischer
We entered into an amended and restated offer letter with Mr. Fischer, our Vice President, Business and Marketing Partnerships, in January 2012. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Fischer's annual base salary as of December 31, 2013 was $295,000, and he is eligible to receive incentive compensation in accordance with his sales incentive compensation plan. Mr. Fischer is not eligible to receive annual bonus compensation under our Bonus Plan unless we meet a minimum level of company-wide performance.
Mike Schroepfer
We entered into an amended and restated offer letter with Mr. Schroepfer, our CTO and Vice President of Engineering, in January 2012. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Schroepfer's annual base salary as of December 31, 2013 was $370,000, and he is eligible to receive annual bonus compensation under our Bonus Plan.
Potential Payments upon Termination or Change in Control
None of our named executive officers are entitled to payments or acceleration of vesting with respect to equity awards held by such named executive officers in connection with a termination or a change in control.
Limitations on Liability and Indemnification Matters
Our restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director's duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.
Our restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors, executive officers and other key employees made or threatened to be made a party to an action or proceeding, by reason of the fact that he or she serves or served in such capacity at our request to the maximum extent not prohibited by the Delaware General Corporation Law or any other applicable law and allow us to indemnify other officers, employees and other agents as set forth in the Delaware General Corporation Law or any other applicable law.
We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, executive officers, and other key employees, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors, executive officers, and other key employees for certain expenses, including attorneys' fees, judgments, penalties fines, and settlement amounts actually and reasonably incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request, including liability arising out of negligence or active or passive wrongdoing by the officer or director. We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons such as directors, officers and key employees. We also maintain directors' and officers' liability insurance.
The limitation of liability and indemnification provisions in our restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (Securities Act), may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Rule 10b5-1 Sales Plans
Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan in specified circumstances. Our executive officers are required to conduct all purchase or sale transactions under a Rule 10b5-1 plan. Beginning on March 31, 2014, our directors are also required to conduct all purchases or sale transactions under a Rule 10b5-1 plan.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table summarizes compensation plans under which our equity securities are authorized for issuance as of December 31, 2013.

Plan Category	(a) Total Number of Securities Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted-average Exercise Price Of Outstanding Options, Warrants and Rights($)(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	535,250,792	3.5622	160,992,953
Equity compensation plans not approved by security holders(3)	—	—	—
____________________________________

(1)
Prior to our initial public offering, we granted awards under our 2005 Stock Plan and 2005 Officers' Stock Plan (Officers' Plan). Following our initial public offering, we granted awards under our 2012 Equity Incentive Plan.

(2)	The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs, since RSUs have no exercise price.

(3)	As of December 31, 2013, the only outstanding option issued under the Officers' Plan had been exercised. The Officers' Plan was terminated on February 12, 2014.

REPORT OF THE COMPENSATION COMMITTEE
This report of the compensation committee is required by the Securities and Exchange Commission (SEC) and, in accordance with the SEC's rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (Securities Act), or under the Securities Exchange Act of 1934, as amended (Exchange Act), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
THE COMPENSATION COMMITTEE
Donald E. Graham (Chair)
Reed Hastings
Peter A. Thiel

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 28, 2014, for:

•	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of Class A common stock or Class B common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission (SEC). Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the following table have sole voting and investment power with respect to all shares of Class A common stock or Class B common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 1,989,640,106 shares of Class A common stock and 573,762,882 shares of Class B common stock outstanding at February 28, 2014. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, restricted stock units (RSUs) or other convertible securities held by that person or entity that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of February 28, 2014. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the following table is c/o Facebook, Inc., 1601 Willow Road, Menlo Park, California 94025.

	Shares Beneficially Owned				% of Total Voting Power(1)
	Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%
Named Executive Officers and Directors:
Mark Zuckerberg(2)	241	*	426,251,850	74.3	55.2
Shares subject to voting proxy (3)	—	—	50,131,818	8.7	6.5
Total(2)(3)	241	*	476,383,668	83.0	61.6
Sheryl K. Sandberg(4)	11,484,985	*	1,014,940	*	*
David A. Ebersman(5)	743,745	*	4,226,319	*	*
David B. Fischer(6)	486,796	*	—	*	*
Mike Schroepfer(7)	266,929	*	3,306,302	*	*
Marc L. Andreessen(8)	1,645,432	*	—	*	*
Erskine B. Bowles(9)	11,666	*	1,250	*	*
Susan D. Desmond-Hellmann	—	—	—	—	—
Donald E. Graham(10)	674,165	*	—	—	*
Reed Hastings(11)	106,908	*	1,250	*	*
Peter A. Thiel(12)	2,988,766	*	—	—	*
All executive officers and directors as a group (12 persons)(13)	18,481,389	*	484,943,817	83.3	62.3
Other 5% Stockholders:
Dustin Moskovitz(14)	46,509,858	2.3	48,892,913	8.5	6.9
Eduardo Saverin(15)	5,000	*	53,133,360	9.3	6.9
Entities affiliated with Fidelity(16)	141,930,121	7.1	—	—	1.8

___________________________________

*	Less than 1%.

(1)
Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share.

(2)
Consists of (i) 49,082,762 shares of Class B common stock held of record by Mr. Zuckerberg; (ii) 3,325,965 shares of Class B common stock held of record by Mark Zuckerberg, Trustee of The Mark Zuckerberg 2008 Annuity Trust dated March 13, 2008; (iii) 241 shares of Class A common stock and 373,843,120 shares of Class B common stock held of record by Mark Zuckerberg, Trustee of The Mark Zuckerberg Trust dated July 7, 2006; and (iv) 3 shares of Class B common stock held of record by Mark Zuckerberg, Trustee of the Openness Trust, dated April 2, 2012.

(3)
Consists of shares of our Class B common stock held by other stockholders over which, except under limited circumstances, Mr. Zuckerberg holds an irrevocable proxy, pursuant to voting agreements between Mr. Zuckerberg, us and such stockholders, including certain of our holders of more than 5% of our capital stock with respect to certain matters, as indicated in the footnotes below. We do not believe that the parties to these voting agreements constitute a “group” under Section 13 of the Securities Exchange Act of 1934, as amended, as Mr. Zuckerberg exercises voting control over these shares.

(4)
Consists of (i) 9,799,068 shares of Class A common stock held of record by Ms. Sandberg; (ii) 1,677,934 shares of Class A common stock held of record by Sheryl K. Sandberg, Trustee of the Sheryl K. Sandberg 2008 Annuity Trust dated April 15, 2008; (iii) 7,983 shares of Class A common stock held of record by Sheryl K. Sandberg, Trustee of the Sandberg-Goldberg Family Trust dated September 3, 2004; (iv) 940,000 shares of Class B common stock issuable upon exercise of options exercisable within 60 days of February 28, 2014; and (v) 74,940 shares of Class B common stock issuable upon the settlement of RSUs releasable within 60 days of February 28, 2014.

(5)
Consists of (i) 316,731 shares of Class A common stock held of record by Mr. Ebersman; (ii) 318,924 shares of Class A common stock held of record by Mr. Ebersman and Michelle Ebersman as trustees of The Ebersman Family Trust UA DTD 5/29/02; (iii) 108,090 shares of Class A common stock held of record by Mr. Ebersman and Mrs. Ebersman as Trustees of The Ebersman Family 2012 Irrevocable Trust; (iv) 4,001,319 shares of Class B common stock issuable upon exercise of options exercisable within 60 days of February 28, 2014; and (v) 225,000 shares of Class B common stock issuable upon the settlement of RSUs releasable within 60 days of February 28, 2014.

(6)	Consists of 486,796 shares of Class A common stock held of record by Mr. Fischer.

(7)
Consists of (i) 266,929 shares of Class A common stock held of record by Mr. Schroepfer; (ii) 2,408,850 shares of Class B common stock issuable upon exercise of options exercisable within 60 days of February 28, 2014; (iii) 63,940 shares of Class B common stock held by Mr. Schroepfer and Erin Hoffman as Co-trustees of the Clover Irrevocable Nonexempt Trust u/a/d 6/27/11 and issuable upon exercise of options exercisable within 60 days of February 28, 2014; (iv) 736,060 shares of Class B common stock held by Mr. Schroepfer and Erin Hoffman as Co-Trustees of the HS Trust u/a/d 6/27/11 and issuable upon exercise of options exercisable within 60 days of February 28, 2014; and (v) 97,452 shares of Class B common stock issuable upon the settlement of RSUs releasable within 60 days of February 28, 2014.

(8)
Consists of (i) 1,611,348 shares of Class A common stock held of record by The Andreessen 1996 Living Trust (Andreessen Living Trust); and (ii) 34,084 shares of Class A common stock held of record by The Andreessen 1996 Charitable Remainder Unitrust (Andreessen Charitable Trust). Mr. Andreessen and JPMorgan Chase Bank, N.A. (successor-in-interest to J.P. Morgan Trust Company, N.A.) are the trustees of the Andreessen Living Trust and the Andreessen Charitable Trust, and may be deemed to share voting and investment power over the securities held by the Andreessen Living Trust and Andreessen Charitable Trust. The address of both trusts is 2865 Sand Hill Road, Suite 101, Menlo Park, California 94025.

(9)
Consists of 11,666 shares of Class A common stock held of record by Mr. Bowles and 1,250 shares of Class B common stock issuable upon the settlement of RSUs releasable within 60 days of February 28, 2014.

(10)
Consists of 636,041 shares of Class A common stock held of record by Mr. Graham and 38,124 shares of Class A common stock held of record by Mr. Graham and Daniel L. Mosley as Trustees under the Agreement made on June 1, 1966 and as restated on March 27, 2003, by Mr. Graham for his benefit.

(11)
Consists of (i) 59,062 shares of Class A common stock held of record by Mr. Hastings; (ii) 47,846 shares of Class A common stock held of record by the Hastings-Quillin Family Trust dated 05/13/1996 (Hastings Trust); and (iii) 1,250 shares of Class B common stock issuable upon the settlement of RSUs releasable within 60 days of February 28, 2014. Mr. Hastings is one of the trustees of the Hastings Trust.

(12)
Consists of (i) 3,745 shares of Class A common stock held of record by Mr. Thiel; (ii) 2,144,066 shares of Class A common stock held of record by Rivendell One LLC (Rivendell); (iii) 111,884 shares of Class A common stock held of record by The Founders Fund, LP (FF); (iv) 370,480 shares of Class A common stock held of record by The Founders Fund II, LP (FF II); (v) 18,320 shares of Class A common stock held of record by The Founders Fund II Principals Fund, LP (FFPF); (vi) 11,200 shares of Class A common stock held of record by The Founders Fund II Entrepreneurs Fund, LP (FFEF); (vii) 29,654 shares of Class A common stock held of record by Lembas, LLC (Lembas); (viii) 222,587 shares of Class A common stock held of record by PT Ventures, LLC (PTV); and (ix) 76,830 shares of Class A common stock held of record by The Founders Fund Management LLC (FFM). Mr. Thiel is the beneficial owner of Rivendell and has voting and investment power over the securities held by Rivendell. Mr. Thiel is a manager or managing member of the general partner of each of FF, FF II, FFPF and FFEF, and, therefore, may be deemed to have voting and investment power over the securities held by these entities. Mr. Thiel is a manager of FFM and, therefore, may be deemed to have voting and investment power over the securities held by FFM. Mr. Thiel is the manager of Lembas and PTV and has voting and investment power over the securities held by these entities.

(13)
Consists of (i) 18,480,961 shares of Class A common stock; (ii) 476,383,668 shares of Class B common stock; (iii) 8,150,169 shares of Class B common stock issuable upon exercise of options exercisable within 60 days of February 28, 2014; and (iv) 409,980 shares of Class B common stock issuable upon the settlement of RSUs releasable within 60 days of February 28, 2014.

(14)
Based on information reported by Mr. Moskovitz on Schedule 13G/A filed with the SEC on February 7, 2014, consists of (i) 34,925,645 shares of Class A common stock and 42,062,058 shares of Class B common stock held of record by Dustin A. Moskovitz, Trustee of The Dustin A. Moskovitz Trust dated December 27, 2005 (Moskovitz 2005 Trust); (ii) 7,397,464 shares of Class A common stock and 6,830,855 shares of Class B common stock held of record by Dustin Moskovitz, Trustee of The Dustin Moskovitz 2008 Annuity Trust dated March 10, 2008 (Moskovitz 2008 Trust); (iii) 195,083 shares of Class A common stock held of record by the CTF Trust dated December 27, 2012 (CTF Trust); and (iv) 3,991,666 shares of Class A common stock held of record by Monster Growth Ventures LLC (MGV LCC). Mr. Moskovitz is trustee, co-trustee or beneficiary of the Moskovitz 2005 Trust, the Moskovitz 2008 Trust and the CTF Trust and Co-Manager of MGV LLC. Mr. Moskovitz lists his address as 224 Jackson Street, Suite 300, San Francisco CA 94111. Of the shares held by the Moskovitz 2005 Trust and the Moskovitz 2008 Trust, all of the shares of Class B common stock are subject to a voting agreement in favor of Mr. Zuckerberg referred to in footnote (3) above.

(15)
Consists of 5,000 shares of Class A common stock and 53,133,360 shares of Class B common stock held of record by Eduardo Saverin. The address of Mr. Saverin is c/o 9 Raffles Place, #42-02 Republic Plaza, Singapore 048619.

(16)
Based on information reported by FMR LLC on Schedule 13G/A filed with the SEC on February 14, 2014, consists of (i) 131,686,332 shares of Class A common stock beneficially owned by Fidelity Management & Research Company (Fidelity) in its capacity as an investment adviser; (ii) 6,318,441 shares of Class A common stock beneficially owned by Fidelity SelectCo, LLC (SelectCo), in its capacity as an investment adviser; (iii) 519,299 shares of Class A common stock beneficially owned by Fidelity Management Trust Company (FMTC), in its capacity as an investment manager of institutional accounts; (iv) 57,789 shares of Class A common stock beneficially owned by Strategic Advisers, Inc. (SA), in its capacity as an investment adviser; (v) 601,020 shares of Class A common stock beneficially owned by Pyramis Global Advisors, LLC (PGALLC) in its capacity as an investment adviser; (vi) 1,879,163 shares of Class A common stock beneficially owned by Pyramis Global Advisors Trust Company (PGATC) in its capacity as an investment manager of institutional accounts; and (vii) 868,077 shares of Class A common stock beneficially owned by FIL Limited (FIL) in its capacity as an investment adviser and manager of non-U.S. investment companies and certain institutional investors. Fidelity, SelectCo, FMTC and SA are wholly-owned subsidiaries of FMR LLC, a parent holding company. PGALLC and PGATC are indirect wholly-owned subsidiaries of FMR LLC. FIL operates as an entity independent of FMR LLC. Edward C. Johnson 3d, Chairman of FMR LLC, and members of his family, directly or through trusts, own approximately 49% of the voting power of FMR LLC. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock. While the percentage of total voting power represented by these shares may fluctuate as a result of changes in the total number of shares of FIL voting stock outstanding from time to time, it normally represents more than 25% and less than 50% of the voting power of FIL. According to the same Schedule 13G/A, FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the beneficial ownership of securities beneficially owned by the other entity. However, FMR LLC reports that it filed the Schedule 13G/A on a voluntary basis as if all of the shares were beneficially owned by FMR LLC and FIL on a joint basis. FMR LLC lists its address as 245 Summer Street, Boston, MA 02210.

RELATED PARTY TRANSACTIONS
Since January 1, 2013, aside from the executive officer and director compensation arrangements discussed in “Executive Officers, Directors and Corporate Governance” and “Executive Compensation,” above, the following are transactions to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Commercial Agreements
During 2013, Netflix purchased $17.4 million of, and received $0.7 million in credits to purchase, advertisements from us. Mr. Hastings, a member of our board of directors, is the Chief Executive Officer of Netflix. The purchases and credits received by Netflix were made in the ordinary course of business pursuant to our standard terms and conditions.
During 2013, related entities of certain of our other directors and executive officers, or their immediate family members, purchased advertising from us in the ordinary course of business pursuant to our standard online terms and conditions through our self-service ad system.
Review, Approval or Ratification of Transactions with Related Parties
We have adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our audit committee. If the related party is, or is associated with, a member of our audit committee, the transaction must be reviewed and approved by another independent body of our board of directors, such as our governance committee. Any request for us to enter into a transaction with a related party must first be presented to our legal department for review. Our legal department then refers any transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest to our audit committee for review, consideration and approval. If advance approval of a transaction between a related party and our company was not feasible or was not obtained, the transaction must be submitted to the legal department for review as soon as reasonably practicable for determination of whether the transaction constituted a related-party transaction. The legal department then refers such transaction to the audit committee, at which time the audit committee considers whether to ratify and continue, amend and ratify, or terminate or rescind such related-party transaction. All of the transactions described above were reviewed and considered by, and were entered into with the approval of, or ratification by, our audit committee.

REPORT OF THE AUDIT COMMITTEE
This report of the audit committee is required by the Securities and Exchange Commission (SEC) and, in accordance with the SEC's rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (Securities Act), or under the Securities Exchange Act of 1934, as amended (Exchange Act), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
The principal purpose of the audit committee is to assist the board of directors in its general oversight of our accounting practices, system of internal controls, audit processes and financial reporting processes. The audit committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The audit committee's function is more fully described in its charter.
Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Ernst & Young LLP (EY), our independent registered public accounting firm for 2013, was responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and as to the effectiveness of our internal control over financial reporting.
The audit committee has reviewed and discussed our audited financial statements for the year ended December 31, 2013 with management and with EY. These audited financial statements are included in our Annual Report on Form 10-K for the year ended December 31, 2013 (Annual Report).
The audit committee has also discussed with EY the matters required to be discussed by Auditing Standard No. 16 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communication with Audit Committees.”
The audit committee also has received and reviewed the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY's communications with the audit committee concerning independence, and has discussed with EY its independence from us.
Based on the review and discussions described above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report for filing with the SEC.
THE AUDIT COMMITTEE
Marc L. Andreessen
Erskine B. Bowles (Chair)
Susan D. Desmond-Hellmann

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission (SEC) require our directors, executive officers and persons who own more than 10% of our Class A common stock to file reports of their ownership and changes in ownership of our Class A common stock with the SEC. Based solely on our review of the reports filed during 2013 and questionnaires from our directors and executive officers, we determined that no director, executive officer or beneficial owner of more than 10% of our Class A common stock failed to file a report on a timely basis during 2013, except for: (i) a Form 4 that was filed one day late by each of Sheryl K. Sandberg, David A. Ebersman, David B. Fischer, and Mike Schroepfer to report a grant of RSUs; (ii) a late Form 4 filed by David A. Ebersman to report three gifts he made of our Class A common stock in 2012 that should have been reported on a Form 5; and (iii) a late Form 4 filed by Marc L. Andreessen to report the pro rata distribution (and not a purchase or sale) of shares of our Class A common stock in 2012 by a certain entity to The Andreessen 1996 Living Trust.

STOCKHOLDER COMMUNICATIONS
Stockholders may contact our board of directors about bona fide issues or questions about Facebook by sending a letter to the following address: c/o Facebook, Inc., 1601 Willow Road, Menlo Park, California, 94025, Attention: Board of Directors. Each communications should specify the applicable addressee or addressees to be contacted, the general topic of the communication, and the class and number of shares of our stock that are owned of record (if a record holder) or beneficially. If a stockholder wishes to contact the independent members of the board of directors, the stockholder should address such communication to the attention of the Lead Independent Director at the address above. Our legal department will initially receive and process communications before forwarding them to the addressee, and generally will not forward a communication that is unrelated to the duties and responsibilities of the board of directors, including communications the legal department determines to be primarily commercial in nature, is related to an improper or irrelevant topic, or is a request for general information about the company, its products, or services. In addition, material that is unduly hostile, threatening, illegal, or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

CODE OF CONDUCT
We have adopted a Code of Conduct that applies to members of our board of directors, our executive officers, employees, contractors, consultants, and others working on our behalf. The Code of Conduct is available on our website at http://investor.fb.com/governance.cfm. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendment to, or waiver from, a provision of our Code of Conduct by posting such information on our website at the address specified above.

PROPOSAL ONE:

ELECTION OF DIRECTORS
The following individuals, all of whom are currently serving on our board of directors, are nominated for election this year:

•	Marc L. Andreessen

•	Erskine B. Bowles

•	Susan D. Desmond-Hellmann

•	Donald E. Graham

•	Reed Hastings

•	Sheryl K. Sandberg

•	Peter A. Thiel

•	Mark Zuckerberg
Directors will be elected by a plurality of the votes of the shares of our Class A common stock and Class B common stock present in person or represented by proxy at the 2014 Annual Meeting of Stockholders and entitled to vote on the election of directors, which means that the eight nominees receiving the highest number of affirmative votes will be elected. If elected, each of these individuals will serve until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as our board of directors may determine. We are not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.
Unless otherwise provided by law, any vacancy on the board of directors, including a vacancy created by an increase in the authorized number of directors, may be filled by the stockholders, by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.
The relevant experiences, qualifications, attributes or skills of each nominee that led our board of directors to recommend the above persons as a nominee for director are described in the section entitled “Executive Officers, Directors, and Corporate Governance.”
The board of directors recommends a vote FOR the election of each of the nominated directors.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of the board of directors has selected Ernst & Young LLP to be our independent registered public accounting firm for the year ending December 31, 2014, and recommends that the stockholders vote for ratification of such appointment. Ernst & Young LLP has been engaged as our independent registered public accounting firm since 2007. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014 will be determined by the vote of a majority of the voting power of the shares present or represented at the 2014 Annual Meeting of Stockholders (Annual Meeting) and voting affirmatively or negatively on the proposal. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. We expect representatives of Ernst & Young LLP to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.
Audit and Related Fees
The following table sets forth the aggregate fees for audit and other services provided by Ernst & Young LLP for the years ended December 31, 2013 and 2012:

	2013	2012
Audit fees(1)	$4,402,311	$5,628,900
Audit-related fees	—	—
Tax fees(2)	3,860,524	3,234,337
All other fees(3)	390,964	3,122,652
Total fees	$8,653,799	$11,985,889

_________________________________

(1)
Audit fees consist of the aggregate fees billed for professional services rendered for (i) the audit of our annual financial statements included in our Annual Report on Form 10-K and a review of financial statements included in our Quarterly Reports on Form 10-Q, (ii) the filing of our registration statements, including our Registration Statement on Form S-3 related to our public offering in December 2013, (iii) services that are normally provided in connection with statutory and regulatory filings or engagements for those years, and (iv) accounting consultations.

(2)
Tax fees in 2013 include $2.3 million for tax compliance projects and $1.6 million for tax advisory projects. Tax fees for 2012 include $1.4 million for tax compliance projects and $1.8 million for tax advisory projects.

(3)	All other fees consist of fees billed related to tax equalization work for expatriate employees.
The audit committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The audit committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.
All of the services of Ernst & Young LLP for 2013 and 2012 described above were pre-approved by the audit committee.
The board of directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP.

STOCKHOLDER PROPOSALS
Proposals Three through Seven (the Stockholder Proposals) are proposals we received from our stockholders. If the proponents of these proposals, or representatives who are qualified under state law, are present at our Annual Meeting and submit the proposals for a vote, then the proposals will be voted upon. The Stockholder Proposals, including any supporting statements, are included exactly as submitted to us by the proponents of these proposals. The board of directors' recommendation on each proposal is presented immediately following our opposing statement to the proposal.

PROPOSAL THREE:

STOCKHOLDER PROPOSAL REGARDING CHANGE IN STOCKHOLDER VOTING
James McRitchie and Myra K. Young, 9295 Yorkship Court, Elk Grove, California 95758, beneficial owners of 100 shares of our common stock, have advised us that they intend to submit the proposal set forth below for consideration at our Annual Meeting.
Proposal Three — Give Each Share An Equal Vote
RESOLVED: Shareholders request that our Board take steps to adopt a recapitalization plan as soon as practicable for all outstanding stock to have one-vote per share. This would include all practicable steps including encouragement and negotiation with family shareholders to request that they relinquish, for the common good of all shareholders, any preexisting rights. This proposal is not intended to unnecessarily limit our Board's judgment in crafting the requested change in accordance with applicable laws and existing contracts.
By allowing certain stock to have more voting power than other stock our company takes our public shareholder money but does not let us have an equal voice in our company's management. Without a voice, shareholders cannot hold management accountable. The 2013 version of this proposal at Google won the highest votes ever for a Google shareholder proposal — 180 million yes-votes.
GMI Ratings, an independent investment research firm, said Facebook's complex, dual class ownership structure is a major area of concern. The holders of our company's Class B common stock hold approximately 96% of the voting power, with Facebook founder Mark Zuckerberg personally controlling 55%.
GMI said that since the beginning Facebook's poor governance had been an unmistakable warning sign for investors to take heed. GMI was concerned that a founder and board member dumped the vast majority of his shares. Since May 2012 the total company stock sales for Facebook founding investor and board member Peter Thiel had eclipsed $1 billion. Furthermore, top executives resigned in droves since our company went public.
Facebook's board consisted of two inside directors, two large investors, and four more directors who either have substantial related party transactions with Facebook or were nominated to our board by Mr. Zuckerberg himself. GMI said it's hard to point to a single director who has the long-term interests of our company's independent shareholders as their first priority.
GMI said the corporate governance practices of the Facebook board do not appear to be well aligned with sustainable shareholder interests. While directors are currently elected to one-year terms, this will revert to 3-year terms should the voting power of the controlling shareholder fall below 35%, effectively offsetting the benefits of one-year terms. Directors needed only one yes-vote based on our plurality voting standard, further inhibiting the ability of minority public shareholders to influence the election of directors. Facebook also lacked a committee for succession planning and the nomination of new directors.
News Corp. is another company like ours. “If you are buying shares in [News Corp.], it's buyer beware,” says Sydney Finkelstein, a professor at Dartmouth's Tuck School of Business. “There is no management or leadership reason to have two classes of stock except to retain control.” The Council of Institutional Investors asked NASDAQ and NYSE to stop listing new companies with dual share classes.
Please vote to protect shareholder value:
Give Each Share An Equal Vote — Proposal Three
FACEBOOK OPPOSING STATEMENT
We are focused on our mission of giving people the power to share and make the world more open and connected. If we focus on this mission and build useful and engaging products and services, we believe we will create the most value for our stockholders over the long term. Our board of directors believes that our dual-class capital structure contributes to our stability and insulates our board of directors and management from short-term pressures, which allows them to focus on our mission and long-term success.

We believe that our success is due in large part to the leadership of our founder and CEO, Mark Zuckerberg, whose vision has guided us from our inception. Mr. Zuckerberg is invested in our long-term success, and under his guidance we have established a track record of creating value for our stockholders. Our board of directors believes that Mr. Zuckerberg has been, and will continue to be, a crucial part of our long-term success.

Each of the non-employee members of our board of directors is independent under applicable SEC and NASDAQ rules, and each of the committees of our board of directors is comprised entirely of independent directors. We believe the independent members of our board of directors provide valuable guidance to management, including Mr. Zuckerberg, and are critical to our long-term success.

Our current capital structure was implemented in 2009, well before our initial public offering and all of our investors who purchased shares of our Class A common stock in our initial public offering and after were aware of our capital structure, which is disclosed in detail in our public filings with the SEC.

We believe that our dual-class capital structure is in the best interests of our stockholders and that our current corporate governance structure is sound and effective. Therefore, our board of directors recommends that our stockholders vote against this proposal.

The board of directors recommends a vote AGAINST the stockholder proposal.

PROPOSAL FOUR:

STOCKHOLDER PROPOSAL REGARDING LOBBYING EXPENDITURES
The Benedictine Sisters of Mount St. Scholastica, 801 South 8th Street, Atchison, Kansas 66002, beneficial owner of 849 shares of our common stock, have advised us that they intend to submit the proposal set forth below for consideration at our Annual Meeting.
Whereas, corporate lobbying exposes our company to risks that could adversely affect the company's stated goals, objectives, and ultimately stockholder value, and
Whereas, we rely on the information provided by our company to evaluate goals and objectives, and we, therefore, have a strong interest in full disclosure of our company's lobbying to assess whether our company's lobbying is consistent with its expressed goals and in the best interests of stockholders and long-term value.
Resolved, the stockholders of Facebook, Inc. (“Facebook”) request the Board authorize the preparation of a report, updated annually, disclosing:
1.    Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.
5.    Payments by Facebook used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.
6.    Facebook's membership in and payments to any tax-exempt organization that writes and endorses model legislation.
7.    Description of management's decision making process and the Board's oversight for making payments described in sections 2 and 3 above.
For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Facebook is a member.
Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.
The report shall be presented to the Audit Committee or other relevant oversight committees and posted on the company's website.
Supporting Statement
As stockholders, we encourage transparency and accountability in the use of corporate funds to influence legislation and regulation both directly and indirectly. Facebook is listed as a member of the Computer & Communications Industry Association, the Internet Association, and the Direct Marketing Association. Facebook does not disclose its memberships in, or payments to, trade associations, or the portions of such amounts used for lobbying. Transparent reporting would reveal whether company assets are being used for objectives contrary to Facebook's long-term interests.
Facebook spent approximately $5.2 million in 2011 and 2012 on direct federal lobbying activities (opensecrets.org). This figure does not include expenditures to influence legislation in states. Facebook also lobbies at the state level, reportedly spending $352,941 lobbying in California in 2011 and 2012. Facebook does not disclose its membership and participation in, or contributions to, tax-exempt organizations that write and endorse model legislation, such as Facebook's service on the Communications and Technology Task Force of the American Legislative Exchange Council (ALEC). More than 50 companies, including Amazon.com, Dell, Intuit and Symantec, have publicly left ALEC because their business objectives and values did not align with ALEC's activities.
We encourage our Board to require comprehensive disclosure related to its direct, indirect, and grassroots lobbying.

FACEBOOK OPPOSING STATEMENT
In response to the stockholder proposal related to lobbying expenditures, we believe it is our responsibility to engage in political, legislative, and regulatory processes to advance laws and policies that are in the best interests of our company, our stockholders, the people who use our services, and our partners. As one of the world's largest technology companies, our continued success and long-term profitability is dependent on the legal, regulatory, and public policy decisions that affect our business. We recognize the importance of our involvement in petitioning government with respect to topics that are relevant to our business and believes that such involvement is proper and necessary.

We have practices in place to ensure the appropriate disclosure and oversight of our lobbying and political activities. Our lobbying and political activities are conducted with the oversight of our Vice President of Public Policy, who works with senior management to ensure that our activities are consistent with our public policy objectives. In addition, our lobbying and political activities are subject to applicable laws, including those that require us to disclose our lobbying and political activities. We are committed to compliance with these laws. For example, information about the contributions of the Facebook, Inc. PAC are available through the Federal Election Commission at http://docquery.fec.gov/cgi-bin/fecimg/?C00502906, and disclosures filed under the Lobbying Disclosure Act are available at http://disclosures.house.gov/ld/ldsearch.aspx.

We also work with a number of industry and trade groups. While in many instances our work is ongoing, often our participation in these groups is limited to a single issue or set of issues, specific to a particular legislative body, and takes place over a short period of time. We believe it is in the best interests of the company to work with such groups because of the general business, technical, and industry standard-setting expertise provided by these organizations. These groups also provide a forum to discuss important issues faced by technology companies and are often helpful for the purpose of building a consensus amongst organizations with similar interests and advocating in favor of those interests.

This proposal seeks to impose requirements on us that would be cumbersome to apply, are not required by law and are not standard amongst other companies, including our competitors. If we were to comply with the requirements of this proposal, it could put our company at a relative disadvantage to our competitors and result in an unnecessary use of company resources.

It is our belief that our current lobbying and political activities are a necessary and important part of our efforts to achieve long-term success, and that additional reporting with respect to those activities is not necessary and would not be beneficial to our stockholders. Therefore, our board of directors recommends that our stockholders vote against this proposal.

The board of directors recommends a vote AGAINST the stockholder proposal.

PROPOSAL FIVE:

STOCKHOLDER PROPOSAL REGARDING POLITICAL CONTRIBUTIONS
NorthStar Asset Management, Inc. Funded Pension Plan, PO Box 301840, Boston, Massachusetts 02138, beneficial owner of 244 shares of our common stock, has advised us that they intend to submit the proposal set forth below for consideration at our Annual Meeting.
Congruency between Corporate Values and Political Contributions
Whereas, the Supreme Court ruling in Citizens United v. Federal Election Commission interpreted the First Amendment right of freedom of speech to include certain corporate political expenditures involving “electioneering communications,” which resulted in greater public and shareholder concern about corporate political spending;
Whereas, proponents believe Facebook should establish policies that minimize risk to the firm's reputation and brand through possible future missteps in corporate political contributions;
Whereas, Mark Zuckerberg, our Company's CEO, has spoken out on his personal Facebook page on behalf of our company to state that “Facebook opposes SOPA and PIPA, and we will continue to oppose any laws that will hurt the internet” and that “the world today needs political leaders who are pro-internet”;
Whereas, despite this clear importance of the freedom of the internet to the Company, the Facebook Political Action Committee (FB PAC) designated over $80,000 to politicians that sponsored or cosponsored SOPA (the Stop Online Piracy Act) and PIPA (the Protect IP Act);
Whereas, our website proclaims that “we're dedicated to creating an environment where people can be their authentic selves and share their own diverse backgrounds, experiences, perspectives and ideas. Facebook is proud to be an Equal Employment Opportunity [employer].” Furthermore, a national poll conducted in March 2013 showed that 81% of young adults ages 18-29, regardless of political affiliation, support the freedom to marry. Clearly, funding politicians that have worked counter to equal marriage rights risks alienating this key Facebook demographic. Despite this, FB PAC has contributed over 41% of its contributions since its inception to politicians voting against hate crimes legislation and the repeal of Don't Ask/Don't Tell, as well as FOR the Marriage Protection Amendment, which sought to prohibit equal marriage rights across the nation.
Resolved: Shareholders request that the Board of Directors create and implement a policy with consistent incorporation of corporate values as defined by Facebook's policies and public affirmations into Company and FB PAC political and electioneering contribution decisions, and requiring reporting to shareholders at reasonable expense and excluding confidential information on a quarterly basis listing any electioneering or political contribution expenditures occurring during the prior quarter, identifying any contributions that raised an issue of congruency with corporate values, and stating the justification for any such exceptions.
Supporting Statement: Proponents recommend that the report contain management's analysis of risks to our company's brand, reputation, or shareholder value. “Expenditures for electioneering communications” means spending directly, or through a third party, at any time during the year, on printed, internet or broadcast communications, which are reasonably susceptible to interpretation as in support of or opposition to a specific candidate.
FACEBOOK OPPOSING STATEMENT
In response to the stockholder proposal related to political contributions, we believe it is our responsibility to engage in political, legislative, and regulatory processes to advance laws and policies that are in the best interests of our company, our stockholders, the people who use our services, and our partners. As one of the world's largest technology companies, our continued success and long-term profitability is dependent on the legal, regulatory, and public policy decisions that affect our business. We recognize the importance of our involvement in petitioning government with respect to topics that are relevant to our business and believes that such involvement is proper and necessary.

We have practices in place to ensure the appropriate disclosure and oversight of our lobbying and political activities. Our lobbying and political activities are conducted with the oversight of our Vice President of Public Policy, who works with senior management to ensure that our activities are consistent with our public policy objectives. In addition, our lobbying and political activities are subject to applicable laws, including those that require us to disclose our lobbying and political activities. We are committed to compliance with these laws. For example, information about the contributions of the Facebook, Inc. PAC are available through the Federal Election Commission at http://docquery.fec.gov/cgi-bin/fecimg/?C00502906, and disclosures filed under the Lobbying Disclosure Act are available at http://disclosures.house.gov/ld/ldsearch.aspx.

We also work with a number of industry and trade groups. While in many instances our work is ongoing, often our participation in these groups is limited to a single issue or set of issues, specific to a particular legislative body, and takes place over a short period of time. We believe it is in the best interests of the company to work with such groups because of the general business, technical, and industry standard-setting expertise provided by these organizations. These groups also provide a forum to discuss important issues faced by technology companies and are often helpful for the purpose of building a consensus amongst organizations with similar interests and advocating in favor of those interests.

This proposal seeks to impose requirements on us that would be cumbersome to apply, are not required by law and are not standard amongst other companies, including our competitors. If we comply with the requirements of this proposal, it could put our company at a relative disadvantage to our competitors and result in an unnecessary use of company resources.

It is our belief that our current lobbying and political activities are a necessary and important part of our efforts to achieve long-term success, and that additional reporting with respect to those activities is not necessary and would not be beneficial to our stockholders. Therefore, our board of directors recommends that our stockholders vote against this proposal.

The board of directors recommends a vote AGAINST the stockholder proposal.

PROPOSAL SIX:

STOCKHOLDER PROPOSAL REGARDING CHILDHOOD OBESITY AND FOOD MARKETING TO YOUTH
The Sisters of the Holy Names of Jesus and Mary, U.S.-Ontario Province (lead sponsor), PO Box 398, Marylhurst, Oregon 97036, beneficial owner of 6,910 shares of our common stock, along with The Camilla Madden Charitable Trust of the Adrian Dominican Sisters (co-sponsor), 1237 East Siena Heights Drive, Adrian, Michigan 49221, beneficial owner of 100 shares of our common stock, William Caspar Graustein Memorial Fund (co-sponsor), One Hamden Center, Suite 2B, 2319 Whitney Avenue, Hamden, Connecticut 06518, beneficial owner of 2,712 shares of our common stock, and Dignity Health (co-sponsor), 185 Berry Street, Suite 300, San Francisco, California 94107, beneficial owner of at least $2,000 in market value of our common stock, have advised us that they intend to submit the proposal set forth below for consideration at our Annual Meeting.
Financial Risks of Childhood Obesity
Facebook, Inc. 2014
Whereas, the contribution of food marketing to the childhood obesity epidemic has become a major public issue:

•	170 million children are overweight worldwide and childhood obesity rates in the U.S. have nearly tripled since 1980.

•	Obese youth are at higher risk for serious health problems.

•	A 2012 IOM study held childhood obesity responsible for $14.1 billion in annual direct medical costs in the U.S.

•
A 2005 IOM study concluded that food marketing influences children's diets and health, and a 2012 FTC study found that food and restaurant companies have dramatically increased spending on digital marketing to children in the last few years, including extensive use of Facebook.

•	In 2011, the American Academy of Pediatrics called for a total ban on child-targeted television and digital advertising for unhealthy foods.
Growing public concerns have spurred actions to curb food marketing to children:

•	In 2009, the U.S. Congress and FTC convened a federal Interagency Working Group to recommend nutritional standards for food marketed to children under 18.

•	In December 2012, the FTC revised regulations that implement the Children's Online Privacy Act (COPPA) to address marketing practices and new technologies.

•	In June 2013, the World Health Organization called for tighter controls on the marketing to children of unhealthy foods.
In 2012, the FTC found that food marketers modestly decreased advertising to children on television in recent years, but increased digital marketing to children by 50%. Facebook gives the food industry extensive access to young consumers, enabling brands to create “fans” and share content virally. In June 2013, Coca-Cola, Oreo, McDonald's, and Skittles topped the list for numbers of Facebook fans.
A Wall Street Journal article in June of 2012 suggested Facebook is considering opening its service to children under 13, and in October 2013, Facebook announced that it was easing its privacy rules for children ages 13 to 17, which will better enable advertisers to tailor marketing messages to these users. A month later, Facebook made changes to its privacy policies that make clear that, by having a Facebook account, users allow the company to use their posting and other personal data for advertising.
Facebook's reliance on advertising makes its service inappropriate for children under age 13, and the company needs to do much more to safeguard the privacy of teens and protect them from the marketing of unhealthy food products – implementing mechanisms similar to those that currently shield Facebook users under age 21 from alcohol advertising.
Resolved:
Shareholders request that the Board of Directors issue a report, including a risk evaluation, at reasonable expense and excluding proprietary information, by November 1, 2014, assessing whether the scope, scale and pace of implementation of the company's advertising and privacy policies are sufficient to prevent material impacts on the company's finances and operations due to public concerns about childhood obesity and public and private initiatives to eliminate or restrict food marketing to youth.

FACEBOOK OPPOSING STATEMENT
Our board of directors acknowledges the importance of children's nutrition and the significance of childhood obesity problems in the United States and worldwide. However, we do not believe that the report contemplated by this proposal is necessary. We believe that our management, with its day-to-day involvement in, and detailed understanding of, our business operations, is in the best position to make informed judgments as to what practices and policies are most likely to promote the interests of our company and our stockholders. Furthermore, our public filings with the SEC disclose the relevant risks related to our advertising business.

For the reasons described above, our board of directors recommends that our stockholders vote against this proposal.

The board of directors recommends a vote AGAINST the stockholder proposal.

PROPOSAL SEVEN:

STOCKHOLDER PROPOSAL REGARDING AN ANNUAL SUSTAINABILITY REPORT
Thomas P. DiNapoli, the Comptroller of the State of New York, Pensions Investments & Cash Management, 633 Third Avenue-31st Floor, New York, New York 10017, beneficial owner of 313,695 shares of our common stock, has advised us that he intends to submit the proposal set forth below for consideration at our Annual Meeting.
Whereas:
Managing and reporting environmental, social and governance (ESG) business practices helps companies compete in a global business environment characterized by finite natural resources, changing legislation, and heightened public expectations. Reporting allows companies to publicize and gain strategic value from existing sustainability efforts and identify emerging risks and opportunities.
ESG issues can pose significant risks to business, and without proper disclosure, stakeholders and analysts cannot ascertain whether the company is managing its ESG exposure.
More than 1,200 institutional investors managing over $33 trillion have joined The Principles for Responsible Investment, and publicly commit to seek comprehensive corporate ESG disclosure and incorporate it into investment decisions.
The link between strong sustainability management and value creation is increasingly evident. A 2012 Deutsche Bank review of 100 academic studies, 56 research papers, two literature reviews, and four meta-studies on sustainable investing found 89% of studies demonstrated that companies with high ESG ratings show market-based outperformance, and 85% of the studies indicated that these companies experience accounting-based outperformance.
The majority of large corporations also recognize the value of sustainability reporting. As of December 2012, 53% of the S&P 500 and 57% of the Fortune 500 published a corporate sustainability report; 63% of S&P 500 reporters utilized the Global Reporting Initiative (GRI) Guidelines. According to a 2011 KPMG report, 80% of Fortune Global 250 companies produce GRI-based sustainability reports.
Bloomberg reports that the number of customers accessing ESG information on its terminals provided to investors has increased on average 47.7% annually between 2009 and 2012.
Although Facebook provides some information related to ESG on its website, its current reporting falls short of a comprehensive sustainability report that is useful to investors.
Resolved:
Shareholders request Facebook issue an annual sustainability report describing the company's short- and long-term responses to ESG-related issues. The report should be prepared at a reasonable cost, omit proprietary information, and be made available to shareholders by October 2014.
Supporting Statement:
The report should address relevant policies, practices, metrics and goals on topics such as: greenhouse gas emissions, water management, waste minimization, energy efficiency, and other relevant environmental and social impacts. The report should include objective quantitative indicators and goals relating to each issue, where feasible.
We recommend Facebook consider using the Global Reporting Initiative's (GRI) Sustainability Reporting Guidelines to prepare the report. The GRI is an international organization developed with representatives from business, environmental, human rights and labor communities. The Guidelines cover environmental impacts, labor practices, human rights, product responsibility, and community impacts. The Guidelines provide a flexible reporting system that allows the omission of content irrelevant to company operations.

The Governance & Accountability Institute found that companies who use the GRI framework experience positive associations with inclusion in sustainability-focused stock indices, higher CDP and Bloomberg ESG Disclosure scores, and more favorable third-party disclosure transparency ratings.
FACEBOOK OPPOSING STATEMENT
We have devoted substantial resources to sustainability and environmental responsibility, including in our facilities, our business practices and our partnerships. For example, we have implemented a number of practices at our data centers to substantially reduce the use of energy and to increase the use of renewable energy. Since we opened our Oregon data center in 2011, efficiencies in the designs of our owned data centers have saved enough energy to power 40,000 homes for a year, which has the equivalent carbon impact of taking 50,000 cars off the road for a year. Our data center in Iowa will be 100% powered by wind power and our data center in Sweden will be powered almost entirely by existing hydropower when they go online. In addition, all eight of the office buildings at our Menlo Park, California, headquarters are LEED Gold certified for commercial interiors.

We regularly consider environmental issues, and continue to develop and improve our sustainable environmental practices. We frequently engage with the public and our stockholders with respect to our sustainability efforts through our corporate “Sustainability” Page (http://newsroom.fb.com/sustainability.aspx) and our “Green on Facebook” Page (https://www.facebook.com/green). We believe that these Pages provide our stockholders with important information and resources with respect to our sustainability efforts in a more regular and timely manner than an annual report that is contemplated by this proposal.

Given our ongoing environmental and sustainability practices, along with our practice of keeping stockholders and the public informed of such practices through the use of corporate Pages, our board of directors believes that preparation of the report contemplated by this proposal is unnecessary and not beneficial to our stockholders. Therefore, our board of directors recommends that our stockholders vote against this proposal.

The board of directors recommends a vote AGAINST the stockholder proposal.

OTHER BUSINESS
The board of directors does not presently intend to bring any other business before the 2014 Annual Meeting of Stockholders (Annual Meeting), and, so far as is known to it, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
Whether or not you expect to attend the Annual Meeting, please complete, date, sign, and promptly return the accompanying proxy in the enclosed postage paid envelope, or vote via the Internet or by telephone, so that your shares may be represented at the meeting.

FACEBOOK, INC.
1601 WILLOW ROAD
MENLO PARK, CA 94025

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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M73010-P49797

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FACEBOOK, INC.

The Board of Directors recommends you vote FOR the following:

For All | **Withhold All** | **For All Except**

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees:

01) Marc L. Andreessen
02) Erskine B. Bowles
03) Susan D. Desmond-Hellmann
04) Donald E. Graham
05) Reed Hastings
06) Sheryl K. Sandberg
07) Peter A. Thiel
08) Mark Zuckerberg

The Board of Directors recommends you vote FOR the following proposal: **For** **Against** **Abstain**

2. To ratify the appointment of Ernst & Young LLP as Facebook, Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2014.

The Board of Directors recommends you vote AGAINST the following proposals: **For** **Against** **Abstain**

3. A stockholder proposal regarding change in stockholder voting.

4. A stockholder proposal regarding lobbying expenditures.

5. A stockholder proposal regarding political contributions.

7. A stockholder proposal regarding an annual sustainability report.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

M73011-P49797

FACEBOOK, INC.
Annual Meeting of Stockholders
May 22, 2014 11:00 a.m. Pacific Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints David A. Ebersman and Colin S. Stretch, and each of them, as proxy holders with full power of substitution and authority to act in the absence of the other, each to vote with respect to shares of the Company's capital stock for which proxies will be solicited for use in connection with the Annual Meeting, to be held on May 22, 2014 at Sofitel San Francisco Bay located at 223 Twin Dolphin Drive, Redwood City, California 94065 beginning at 11:00 a.m., Pacific Time and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side